Exhibit 2.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

DATED MARCH 28, 2013,

BY AND BETWEEN

QUICKSILVER RESOURCES INC.,

AS SELLER,

AND

TG BARNETT RESOURCES LP,

AS BUYER

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APPENDIX

Appendix A    —    Definitions

EXHIBITS

Exhibit A    —    Property Schedule (Leases, Wells and Surface Contracts)
Exhibit 8.3    —    Assignment
Exhibit 10.2(b)    —    Certificate of Non-foreign Status
Exhibit 10.2(c)    —    Joint Operating Agreement
Exhibit 10.2(h)    —    Development Agreement
Exhibit 15.15    —    Tax Partnership Agreement

SCHEDULES

Schedule A-1    —    Certain Permitted Encumbrances
Schedule A-2    —    Buyer’s Knowledge Persons
Schedule A-3    —    Seller’s Knowledge Persons
Schedule 2.1(k)    —    Certain Assets
Schedule 2.2(g)    —    Certain Excluded Assets
Schedule 3.2(l)    —    Special Assets
Schedule 4.1(e)    —    Actions
Schedule 4.1(f)    —    Compliance with Laws
Schedule 4.1(g)    —    Preferential Purchase Rights
Schedule 4.1(h)    —    Transfer Requirements
Schedule 4.1(i)    —    Material Contracts
Schedule 4.1(j)    —    Tax Matters
Schedule 4.1(l)    —    Certain Operations and Expenditures
Schedule 4.1(m)    —    Environmental Matters
Schedule 4.1(o)    —    Payments for Production
Schedule 4.1(r)    —    Imbalances
Schedule 4.1(s)    —    Calls on Production
Schedule 4.1(aa)    —    Insurance
Schedule 4.2(e)    —    Buyer’s Consents
Schedule 10.2(c)    —    Certain Units and Contract Area
Schedule 10.2(g)    —    Existing Liens

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PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated March 28, 2013, is by and between QUICKSILVER RESOURCES INC., a Delaware corporation (“Seller”), and TG BARNETT RESOURCES LP, a Texas limited partnership (“Buyer”). Seller and Buyer are hereinafter referred to individually as a “Party” and collectively as the “Parties.”
WHEREAS, Seller owns certain oil and gas properties and related assets; and
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, an undivided twenty-five percent (25%) of Seller’s right, title and interest in such oil and gas properties and related assets upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
Section 1.1    Certain Defined Terms. Unless the context otherwise requires, the respective terms defined in Appendix A attached hereto and incorporated herein shall, when used herein, have the respective meanings therein specified, with each such definition to be equally applicable both to the singular and the plural forms of the term so defined.
Section 1.2    References, Gender, Number. All references in this Agreement to an “Article,” “Section,” or “subsection” shall be to an Article, Section, or subsection of this Agreement, unless the context requires otherwise. Unless the context otherwise requires, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.
ARTICLE II
SALE AND PURCHASE
Section 2.1    Sale and Purchase. Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, effective as of 7:00 A.M. (local time) on September 1, 2012 (the “Effective Time”), an undivided twenty-five percent (25%) of Seller’s right, title and interest in and to the following described assets and properties except to the extent any of the same constitute an Excluded Asset (the following described assets and properties, less and except the Excluded Assets, being collectively called the “Assets”, and said undivided twenty-five percent (25%) of Seller’s right, title and interest in the Assets being the “Subject Interests”):
(a)    All Hydrocarbon Interests described in Part I of Exhibit A (the “Leases”) and the lands covered by, pooled or unitized with or subject to the Leases (the “Lands”);

(b)    All oil, gas, water or injection wells and future drillsites located on the Lands, including those described in Part II of Exhibit A (the “Wells”);
(c)    All Hydrocarbons produced from or allocated to the Wells with respect to all periods subsequent to the Effective Time and all proceeds from or of such Hydrocarbons;
(d)    All unitization, pooling and communitization agreements, declarations and orders in effect with respect to any of the Leases or Wells or the units created thereby (the “Units”);
(e)    All other Hydrocarbon Interests of Seller in, to or under, derived from or subject to the Leases and the Wells, even though such interests may be incorrectly described or referred to in, or a description thereof may be omitted from, Part I of Exhibit A (such interests, together with the Leases, the Lands, the Wells and the Units, the “Properties”);
(f)    All personal property located on the Lands or the land covered by the Surface Contracts that is primarily used or held for use in connection with the exploration, development or operation of the Properties or the transportation, marketing or disposal of production therefrom, including all equipment, machinery, materials, wellhead equipment, pumping units, flowlines, tanks, injection facilities, water disposal facilities, processing and separating facilities, compression facilities, gathering systems, casing, rods, tanks, boilers, tubing, pumps, motors, pipe, tubular goods, fixtures and other tangible personal property and improvements, in each case, that is located on the Lands or the land covered by the Surface Contracts and primarily used or held for use in connection with the exploration, development or operation of the Properties or the transportation, marketing or disposal of production therefrom (the “Equipment”);
(g)    All surface leases, rights of way, easements and other rights with respect to the use or occupancy of the surface of and the subsurface depths under the Lands, including (without limitation) the surface leases, rights of way, easements and other rights described in Part III of Exhibit A, insofar as such surface rights are primarily used or held for use in connection with the exploration, development, or operation of the Properties or the transportation, marketing or disposal of production therefrom (the “Surface Contracts”);
(h)    All permits and licenses used or held for use in connection with the exploration, development, or operation of the Properties or the transportation, marketing or disposal of production therefrom, but excluding any such licenses or permits to the extent transfer of same requires consent by third-party agreement or Law and the necessary consents to transfer are not obtained pursuant to Section 7.1;
(i)    All sales contracts, purchase contracts, operating agreements, exploration agreements, development agreements, balancing agreements, farmout agreements, service agreements, transportation, processing, treatment or gathering agreements, equipment leases and other contracts, agreements and instruments to the extent same cover or relate to the Properties (the “Contracts”);
(j)    Except to the extent transfer thereof may not be made without violating confidentiality obligations or waiving any attorney/client privilege, all digital or hard copies of

Seller’s books, records and files, including all Surface Contract and Contract files, lease files, land files, wells files, well logs and other well data, maps, division order files, abstracts, title files, title opinions, production files, ad valorem property and production or severance tax files, technical, engineering and maintenance files, operations, environmental, safety, production records and other similar information, in each case, (i) relating to the Properties, Equipment, Surface Contracts or Contracts or the ownership, use, maintenance or operation thereof and (ii) in Seller’s actual possession or control (the “Records”); and
(k)    The rights, interests, assets and properties described in Schedule 2.1(k).
Section 2.2    Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the Assets shall not include, and there is excepted, reserved and excluded from the purchase and sale contemplated hereby, the following (collectively, the “Excluded Assets”):
(a)    The originals of all Records;
(b)    All deposits, cash, checks, funds and accounts receivable attributable to the Assets with respect to any period of time prior to the Effective Time;
(c)    All (i) Hydrocarbons produced from or attributable to the Properties with respect to all periods prior to the Effective Time, (ii) Hydrocarbons attributable to the Properties which, at the Effective Time, are in storage, within processing plants, in pipelines or otherwise held in inventory, and (iii) proceeds from or of such Hydrocarbons;
(d)    All receivables and cash proceeds which were expressly taken into account and for which credit was given in the determination of the Preliminary Purchase Price and the Adjusted Purchase Price pursuant to Section 3.2;
(e)    Claims of Seller for refund of, credit attributable to, or loss carry forwards with respect to (i) Asset Taxes attributable to any period (or portion thereof) prior to the Effective Time, (ii) Income Taxes, or (iii) any Taxes attributable to the Excluded Assets;
(f)    All corporate, financial, Tax and legal records of Seller;
(g)    All rights, interests, assets and properties described in Schedule 2.2(g);
(h)    All rights, titles, interests and claims of Seller or any Affiliate of Seller (i) under any policy or agreement of insurance, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards;
(i)    All computer or communications software or intellectual property (including tapes, data and program documentation and all tangible manifestations and technical information relating thereto) owned, licensed or used by Seller;
(j)    Any logo, service mark, copyright, trade name or trademark of or associated with Seller or any Affiliate of Seller or any business of Seller or of any Affiliate of Seller;

(k)    All rights, titles, interests of Seller or any Affiliate of Seller in and to all cars, trucks, trailers and all other rolling stock;
(l)    All seismic, geological, geophysical, engineering and other data and interpretations, files and records (in whatever form); and
(m)    Any futures, options, swaps, hedges or other derivatives of Seller or any of its Affiliates.
ARTICLE III
CONSIDERATION AND PAYMENT
Section 3.1    Base Purchase Price. The consideration for the sale and conveyance of the Subject Interests to Buyer consists of $485,000,000 in cash (the “Base Purchase Price”) to be adjusted and paid pursuant to and in accordance with the terms of this Agreement.
Section 3.2    Adjustments to Base Purchase Price. The Base Purchase Price shall be adjusted as follows for purposes of determining the Preliminary Purchase Price and the Adjusted Purchase Price:
(a)    Increased by an amount equal to the aggregate amount of the direct costs and expenses (other than Taxes) of ownership, exploration, maintenance, development, production and operation paid by Seller and which are attributable to the Subject Interests incurred with respect to the Adjustment Period (including prepayments of any such costs or expenses);
(b)    Increased by an amount equal to the sum of (i) all overhead charges and other indirect costs and expenses (other than Asset Taxes and Income Taxes) paid by Seller to any operator of any of the Subject Interests, and (ii) with respect to any properties operated by Seller or any Affiliate of Seller, the overhead charges and other indirect costs and expenses (other than Asset Taxes and Income Taxes) payable to Seller or such Affiliate on account of the Subject Interests in such properties under existing operating agreements or, if no overhead charge is applicable to a Subject Interests under an existing operating agreement, an overhead charge for each Well included in the Subject Interests equal to $9,000 per month for each drilling Well and $900 per month for each producing Well and, to the extent no operating agreement exists, such other indirect costs and expenses (other than Asset Taxes and Income Taxes) related or attributable to the Subject Interests that may be charged pursuant to the form of Accounting Procedure attached to the JOA as Exhibit C, in the case of clauses (i) and (ii), with respect to the charges, costs and expenses incurred during the Adjustment Period;
(c)    Increased by an amount equal to the value of Imbalances owing to Seller as of the Effective Time, with the value to be based on $3.50 per Mcf of gas and $89.70 per barrel of oil;
(d)    Increased by any cash payments that Seller made to holders of Preference Rights or Transfer Requirements in accordance with and as contemplated by Section 7.2;

(e)    Increased by the amount of all Asset Taxes allocable to Buyer in accordance with Section 15.8 but paid or otherwise economically borne by Seller;
(f)    Decreased by an amount equal to the aggregate gross proceeds (less any royalties and other burdens, other than Asset Taxes, measured by or payable out of such production) received by Seller from (i) the sale or disposition of Hydrocarbons produced from and to the extent attributable to the Subject Interests during the Adjustment Period or (ii) the rental, sale, salvage or other disposition of any other Subject Interests during the Adjustment Period;
(g)    Decreased by the value of Imbalances owed by Seller as of the Effective Time, with the value to be based on $3.50 per Mcf of gas and $89.70 per barrel of oil;
(h)    Decreased by the Allocated Values of any Subject Interests excluded from the transaction pursuant to Section 6.7(b);
(i)    Decreased by the Allocated Values of any applicable Preference Properties in accordance with and as contemplated by Section 7.3;
(j)    Decreased by the Allocated Value of any Subject Interests taken under right of eminent domain or eminent domain proceedings in accordance with and as contemplated by Section 8.9;
(k)    Decreased by the amount of all Asset Taxes allocable to Seller in accordance with Section 15.8 that are paid or otherwise economically borne by Buyer;
(l)    Decreased by the amount, if any, contemplated by Schedule 3.2(l); and
(m)    Adjusted by any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer.
Section 3.3    Preliminary Adjustment Statement. Seller shall deliver to Buyer not less than ten (10) Business Days immediately preceding the Closing Date a statement (the “Preliminary Adjustment Statement”) setting forth Seller’s good faith determination of the Base Purchase Price as adjusted in accordance with Section 3.2 and supporting documentation as is reasonably necessary to support the Preliminary Adjustment Statement. Within five (5) Business Days of receipt of the Preliminary Adjustment Statement proposed by Seller, Buyer shall deliver to Seller a written report containing all changes that Buyer proposes in good faith to be made to the Preliminary Adjustment Statement. In the event that Buyer fails to so deliver such report to Seller, then the Preliminary Adjustment Statement proposed by Seller shall be deemed to have been mutually agreed to by the Parties. Buyer and Seller shall agree on the Preliminary Adjustment Statement not less than two (2) Business Days prior to Closing; provided that if Buyer and Seller are unable to agree, then Seller’s version of the Preliminary Adjustment Statement shall be used for purposes of the Preliminary Purchase Price paid at Closing and for calculating the difference between the Base Purchase Price and the Preliminary Purchase Price (the “Initial Adjustment Amount”).

Section 3.4    Purchase Price Payment; Initial Adjustment Amount. At the Closing, Buyer shall wire transfer the Base Purchase Price as adjusted in accordance with Section 3.3 (the “Preliminary Purchase Price”) in immediately available funds to the Tax Partnership Account; provided that if the Preliminary Purchase Price is greater than the Base Purchase Price, the amount to be paid by Buyer at the Closing shall be the Base Purchase Price and Buyer shall be obligated to pay, on Seller’s behalf, Seller’s proportionate share of all JOA Expenses until the sum of the JOA Expenses so paid by Buyer on behalf of Seller equals the Initial Adjustment Amount (the “Initial Seller Carry Amount”). Seller shall specify and give notice to Buyer of the Tax Partnership Account on or prior to the fifth (5th) Business Day immediately preceding the Closing Date (the “Closing Cash Account”).
Section 3.5    Final Adjustment Statement; Adjusted Purchase Price. As soon as reasonably practicable after the Closing, but not later than the ninetieth (90th) day after the Closing Date, Seller shall present Buyer with a statement (the “Final Adjustment Statement”) setting forth Seller’s good faith determination of the Base Purchase Price as adjusted in accordance with Section 3.2 (the “Adjusted Purchase Price”) and supporting documentation as is reasonably necessary to support the Final Adjustment Statement. Buyer will give representatives of Seller reasonable access to its premises and to its books and records for purposes of preparing the Final Adjustment Statement and will cause appropriate personnel of Buyer to assist Seller and Seller’s representatives, at no cost to Seller, in the preparation of the Final Adjustment Statement. Seller will give representatives of Buyer reasonable access to its premises and to its books and records for purposes of reviewing the calculations on the Final Adjustment Statement and will cause appropriate personnel of Seller to assist Buyer and its representatives, at no cost to Buyer, in verification of such calculations. The Final Adjustment Statement shall become final and binding on Seller and Buyer forty-five (45) days following the date that the Final Adjustment Statement is received by Buyer, except to the extent that prior to the expiration of such forty-five (45) day period Buyer shall deliver to Seller notice, as hereinafter required, of its disagreement with the contents of the Final Adjustment Statement (the “Dispute Notice”). The Dispute Notice shall be in writing and set forth all of Buyer’s disagreements with respect to any portion of the Final Adjustment Statement, together with Buyer’s proposed changes thereto, and shall include an explanation in reasonable detail of, and such supporting documentation as is reasonably necessary to support, such changes. If Buyer has timely delivered the Dispute Notice to Seller, then, upon written agreement between Buyer and Seller resolving all disagreements of Buyer set forth in the Dispute Notice, the Final Adjustment Statement will become final and binding upon Buyer and Seller. If the Final Adjustment Statement has not become final and binding by the seventy-fifth (75th) day following its receipt by Buyer, then Buyer or Seller may submit any unresolved disagreements of Buyer set forth in the Dispute Notice to PricewaterhouseCoopers LLP, who shall be designated to act as an arbitrator and to decide all points of disagreement with respect to the Final Adjustment Statement, such decision to be binding upon Buyer and Seller. The costs and expenses of such arbitrator shall be borne equally by Seller and Buyer. Upon resolution of such unresolved disagreements of Buyer, the Final Adjustment Statement shall become final and binding upon Buyer and Seller. On the date on which the Final Adjustment Statement becomes final and binding (the “Final Adjustment Statement Date”), if the Base Purchase Price as adjusted by the Initial Adjustment Amount is (a) more than the Adjusted Purchase Price (such difference being herein called the “Decrease Amount”), Seller shall within ten (10) Business Days after the Final Adjustment Statement Date wire transfer, in immediately available funds, to an account specified by Buyer to Seller within five (5) Business Days after the Final Adjustment Statement Date (the “Buyer Specified Account”), an amount equal to the Decrease Amount offset by the amount of any Initial Seller Carry Amount that remains unfunded by Buyer on the date such payment is paid, or (b) less than the Adjusted Purchase Price (such difference being herein called the “Increase Amount”), Buyer shall be obligated to pay, on Seller’s behalf, Seller’s proportionate share of JOA Expenses until the sum of the JOA Expenses so paid by Buyer on behalf of Seller equals the sum of (i) the amount of any Initial Seller Carry Amount that remains unfunded by Buyer on the Final Adjustment Statement Date and (ii) the Increase Amount. Notwithstanding anything to the contrary herein, if Seller fails to pay to Buyer the amount due to it in accordance with this Section 3.5, Buyer shall elect to either (A) require Seller to pay (in which event Seller shall pay), on Buyer’s behalf, Buyer’s proportionate share of JOA Expenses until the sum of the JOA Expenses so paid by Seller on behalf of Buyer pursuant to this Section 3.5 equals the amount owed by Seller to Buyer pursuant to the immediately preceding sentence that has not yet been paid by Seller and interest thereon from the date on which such payment was due until paid at the Agreed Rate, or (B) pursue its other rights and remedies hereunder on account of such failure to pay.
Section 3.6    Allocation of Consideration. Buyer has allocated the Base Purchase Price among each of the Property Subdivisions as set forth in Part II of Exhibit A (the “Allocated Values”). Any adjustments to the Base Purchase Price made pursuant to Section 3.2 or elsewhere in this Agreement shall be applied to the amounts set forth in Part II of Exhibit A for the particular affected Property Subdivisions. Seller and Buyer agree that neither they nor their Affiliates will take a contrary position with respect to the Allocated Values in notices to a Governmental Authority or in other documents or notices relating to the transactions contemplated by this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Section 4.1    Representations and Warranties of Seller. Seller represents and warrants to Buyer the following as of the date of this Agreement:
(n)    Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as it is now being conducted. Seller is duly qualified to do business and is in good standing in each jurisdiction in which the Assets make such qualification necessary.
(o)    Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement and each of the agreements required to be executed and delivered by Seller under this Agreement and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the agreements to be executed and delivered by Seller hereunder and the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Seller.
(p)    Enforceability. This Agreement and each of the agreements required to be executed and delivered by Seller hereunder constitutes a valid and binding agreement of Seller enforceable against Seller in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.
(q)    No Conflict. Except for (i) consents or approvals of, or filings with, any applicable Governmental Authorities in connection with assignments of the Subject Interests which are not customarily obtained prior to the assignment of the Subject Interests and (ii) Preference Rights and Transfer Requirements, neither the execution and delivery of this Agreement or the agreements required to be executed and delivered by Seller hereunder nor the consummation of the transactions and performance of the terms and conditions contemplated hereby or thereby by Seller will (i) violate, conflict with or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation under any term or provision of the certificate of incorporation, bylaws or other governing documents of Seller or any commitment, license, promissory note, conditional sales contract, indenture, mortgage, deed of trust, lease or other agreement, instrument or arrangement to which Seller is a party or by which Seller or any of the Subject Interests is bound; (ii) violate, conflict with or constitute a breach of any Law applicable to Seller or by which Seller or any of the Subject Interests is bound; or (iii) result in the creation or imposition of any adverse claim or interest, or any Lien, charge or restriction of any nature whatsoever, on or affecting Seller or any of the Subject Interests, except where the conflict, violation, breach, default, creation or imposition would not constitute a Material Adverse Effect.
(r)    Actions. Except as set forth in Schedule 4.1(e), (i) there is no material Action pending or, to Seller’s Knowledge, threatened against Seller or any of its Affiliates, involving it or the Assets and (ii) to Seller’s Knowledge, there is no investigation, inquiry or review pending or threatened by any Governmental Authority with respect to Seller or any of its Affiliates questioning the validity of or seeking to prevent the consummation of this Agreement or any other action taken or to be taken in connection herewith.
(s)    Compliance with Laws. Except with respect to (i) matters set forth in Schedule 4.1(e) and Schedule 4.1(f), (ii) compliance with Laws concerning Taxes (as to which certain representations and warranties are made pursuant to Section 4.1(j)) and (iii) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.1(m)), Seller, the Assets and the operation of the Assets operated by Seller (the “Operated Assets”) and, to Seller’s Knowledge, the operation of the Assets operated by third parties (the “Non-Operated Assets”) are in compliance with all applicable Laws other than non-compliances that would not have a Material Adverse Effect. Except with respect to Environmental Permits (as to which certain representations and warranties are made pursuant to Section 4.1(m)(ii)), Seller has all material approvals, authorizations, consents, licenses, orders, franchises, rights, registrations and permits of all Governmental Authorities (“Permits”) required for the operation of the Operated Assets as presently operated and each is in full force and effect and has been duly and validly issued, and there are no material uncured violations of the terms and provisions of such Permits and, to Seller’s Knowledge, (i) the operators of the Non-Operated Assets have all material Permits required for the operation of the Non-Operated Assets as presently operated by them, (ii) each is in full force and effect and has been duly and validly issued, and (iii) there are no material uncured violations of the terms and provisions of such Permits. With respect to each such Permit, Seller has not received written notice from any Governmental Authority of any material violation of such Permit that remains uncured.
(t)    Preference Rights. Except as set forth in Schedule 4.1(g), none of the Subject Interests is subject to any Preference Right which will become operative as a result of the transactions contemplated by this Agreement.
(u)    Transfer Requirements. All Leases and, to Seller’s Knowledge, all other contracts, agreements and other instruments included in the Subject Interests and containing a Transfer Requirement that is applicable to the transactions contemplated by this Agreement are set forth in Schedule 4.1(h).
(v)    Material Contracts. Schedule 4.1(i) sets forth a list of all Material Contracts that exist as of the date of this Agreement. True and complete copies of all Material Contracts, and all amendments thereto, have been made available to Buyer in the electronic data room for the transactions contemplated by this Agreement. Except for any defaults or breaches expressly set forth in Schedule 4.1(i), Seller is not in material breach of, or material default under, and to Seller’s Knowledge, no other Person is in material breach of, or material default under, any Material Contract, and there does not exist under any provision thereof any event that, with the giving of notice or the lapse of time or both, would constitute such a material breach or material default by Seller or, to Seller’s Knowledge, any other Person.
(w)    Tax Matters.
(i)    Except as set forth on Schedule 4.1(j), each material Tax Return required to be filed with respect to the Assets has been timely and properly filed and all material Taxes with respect to the Assets have been timely and properly paid. All such Tax Returns are correct and complete in all material respects.
(ii)    Except as set forth in Schedule 4.1(j), there are no Liens on any of the Assets attributable to Taxes other than statutory Liens for Taxes that are not yet delinquent.
(iii)    To Seller’s Knowledge, no unresolved or outstanding claim, assessment (other than assessments for Taxes not yet delinquent), audit, litigation or other proceeding with respect to Asset Taxes attributable to the Assets has been commenced, is presently pending or has been threatened in writing.
(iv)    Except as set forth in Schedule 4.1(j), (A) none of the Assets are subject to any Tax partnership agreement or other arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code and (B) each Tax partnership, if any, set forth in Schedule 4.1(j) has in effect an election under Section 754 of the Code for the taxable year that includes the Closing Date.
(x)    Wells. There is no well included in the Assets that (i) Seller is obligated on the date of this Agreement by Law to plug and abandon; or (ii) to Seller’s Knowledge, has been plugged and abandoned other than in compliance in all material respects with Law.

(y)    Proposed Operations or Expenditures. Except as set forth in Schedule 4.1(l), as of the date of this Agreement, there are no outstanding authorizations for expenditure or other commitments to conduct any operations or expend any amount of money on or with respect to the Assets which are binding on Seller or the Assets and will be binding on Buyer after Closing and which Seller reasonably anticipates will require the expenditure of money in excess of $250,000.00 per item (net to Seller’s interest).
(z)    Environmental. Except as set forth in Schedule 4.1(m) and except as would not have a Material Adverse Effect:
(i)    the Assets and Seller with respect to the Assets are in compliance with the requirements of all Environmental Laws;
(ii)    to Seller’s Knowledge, all permits, licenses, approvals, consents, certificates, registrations and other authorizations required by Environmental Laws with respect to the ownership or operation of the Assets (the “Environmental Permits”) have been properly obtained and are in full force and effect, and the Assets are in compliance with the Environmental Permits;
(iii)    to Seller’s Knowledge, the Assets and Seller with respect to the Assets are not subject to any pending or threatened Action or claim, demand or investigation by any Person pursuant to any Environmental Laws; and
(iv)    to Seller’s Knowledge, (a) the Assets are not subject to any Remediation obligations, and (b) there has not been any exposure of any person or property to Hazardous Materials in connection with the ownership or operation of the Subject Interests that could reasonably be expected to form the basis of a claim against Seller or any of its Affiliates, for damages or compensation.
The representations and warranties made in this Section 4.1(m) are the only representations and warranties of Seller with respect to Environmental Laws, Hazardous Materials and Remediation.
(aa)    Brokerage Fees and Commissions. Neither Seller nor any Affiliate of Seller has incurred an obligation or entered into any agreement for any investment banking, brokerage or finder’s fee or commission in respect of the transactions contemplated by this Agreement for which Buyer shall incur any liability.
(bb)    Payments for Production. Except as set forth in Schedule 4.1(o), or for amounts that are being held in suspense, all royalties, overriding royalties, Hydrocarbon production payments and other similar payments payable by Seller with respect to the Properties and the Hydrocarbons produced therefrom or attributable thereto on or prior to the Effective Time have been properly and timely paid in all material respects.
(cc)    Casualty or Condemnation Loss. As of the date of this Agreement, there has been no material casualty or condemnation loss since the Effective Time with respect to the Assets.

(dd)    Bankruptcy. There are no bankruptcy, reorganization, receivership or arrangement proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against Seller or any Affiliate of Seller. Neither Seller nor any Affiliate of Seller is insolvent or generally not paying its debts as they become due.
(ee)    Imbalances. Except for normal immaterial pipeline imbalances that are adjusted by the pipeline each month or except as set forth in Schedule 4.1(r), there are no material Imbalances or other imbalances attributable to the Wells (as of the respective dates set forth in Schedule 4.1(r)) which require payment from Buyer to any Person or for which Buyer would otherwise be responsible.
(ff)    Calls on Production. Except as described in Schedule 4.1(s) and for Imbalances and other imbalances, the Assets are not subject to any calls on production or other similar marketing restrictions.
(gg)    Liens. Except as described in Schedule 10.2(g), the Subject Interests are free and clear of any and all Liens (other than Permitted Encumbrances) granted by Seller securing any Indebtedness of Seller.
(hh)    Hedge Agreements. Neither the Assets nor the production therefrom are subject to any Hedge Agreements with respect to which Buyer will have any obligations.
(ii)    Operatorship. Seller has not received written notice of any pending vote to have Seller or any of its Affiliates removed as the named “operator” of any of the Assets for which Seller or such Affiliate is currently designated as the “operator”.
(jj)    Investment Company. Seller is not (i) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject in any respect to the provisions of said Act.
(kk)    Personal Property. To Seller’s Knowledge, all material tangible personal property constituting part of the Assets is in a state of repair so as to be adequate in all material respects for normal operations, ordinary wear and tear and casualty excepted.
(ll)    Qualified Owner. Seller (i) is qualified to own federal and state oil, gas and mineral Leases in all jurisdictions where any of the Assets are located and (ii) has complied in all material respects with all necessary governmental bonding requirements arising in connection with the ownership of the Assets.
(mm)    Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445 of the Code and is not an entity disregarded as separate from any other Person within the meaning of Section 301.7701-3(a) of the Treasury Regulations.
(nn)    Insurance. Schedule 4.1(aa) contains a list of each of the current insurance policies maintained by Seller with respect to the Assets (the “Policies”). All premiums which are due and payable under the Policies have been paid.

Section 4.2    Representations and Warranties of Buyer. Buyer represents and warrants to Seller the following as of the date of this Agreement:
(a)    Organization and Qualification. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite limited partnership power to carry on its business as it is now being conducted. Buyer is duly qualified to do business and is in good standing in each jurisdiction in which the Subject Interests make such qualification necessary.
(b)    Authority. Buyer has all requisite limited partnership power and authority to execute and deliver this Agreement and each of the agreements required to be executed and delivered by Buyer under this Agreement and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the agreements to be executed and delivered by Buyer hereunder and the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite limited partnership action on the part of Buyer.
(c)    Enforceability. This Agreement and each of the agreements required to be executed and delivered by Buyer hereunder constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.
(d)    No Conflict. Neither the execution and delivery of this Agreement or the agreements required to be executed and delivered by Buyer hereunder nor the consummation of the transactions and performance of the terms and conditions contemplated hereby or thereby by Buyer will (i) violate, conflict with or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation under any term or provision of the limited partnership or other governing documents of Buyer or any commitment, license, promissory note, conditional sales contract, indenture, mortgage, deed of trust, lease or other agreement, instrument or arrangement to which Buyer is a party or by which Buyer is bound; (ii) violate, conflict with or constitute a breach of any Law applicable to Buyer or by which Buyer is bound; or (iii) result in the creation or imposition of any adverse claim or interest, or any Lien, charge or restriction of any nature whatsoever, on or affecting Buyer, except where the conflict, violation, breach, default, creation or imposition would not have a material adverse effect on Buyer or impair, prevent or materially delay Buyer’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.
(e)    Consents. Except for (i) consents or approvals of, or filings with, any applicable Governmental Authorities in connection with assignments of the Subject Interests which are not customarily obtained prior to the assignment of the Subject Interests, (ii) Preference Rights and Transfer Requirements, and (iii) the consents, filings or notices expressly described and set forth in Schedule 4.2(e), no consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Buyer or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Buyer.

(f)    Actions. There are no material Actions pending or, to Buyer’s Knowledge, threatened against Buyer or any of its Affiliates which relate to the transactions contemplated by this Agreement. To Buyer’s Knowledge, there is no investigation, inquiry or review pending or threatened by any Governmental Authority with respect to Buyer or any of its Affiliates questioning the validity of or seeking to prevent the consummation of this Agreement or any other action taken or to be taken in connection herewith.
(g)    Brokerage Fees and Commissions. Neither Buyer nor any Affiliate of Buyer has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder’s fee or commission in respect of the transactions contemplated by this Agreement for which Seller shall incur any liability.
(h)    Qualified Owner. As of the Closing Date, Buyer will (i) be qualified to own federal and state oil, gas and mineral leases in all jurisdictions where any of the Subject Interests are located and (ii) have complied with all necessary governmental bonding requirements arising in connection with the ownership of the Subject Interests. The consummation of the transactions contemplated hereby will not cause Buyer to be disqualified as an owner of such leases or to exceed any acreage limitation imposed by any Law.
(i)    Funds. Buyer has sufficient funds available to enable Buyer to consummate the transactions contemplated hereby and to pay all related fees and expenses of Buyer.
(j)    Buyer’s Knowledge. To Buyer’s Knowledge, no breach by Seller of any of its representations and warranties in this Agreement exists.
(k)    No Distribution. Buyer is an experienced and knowledgeable investor in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by its counsel and such other Persons it has deemed appropriate concerning this Agreement and has relied solely on an independent investigation and evaluation of, and appraisal and judgment with respect to, the geologic and geophysical characteristics of the Subject Interests, the estimated reserves recoverable therefrom, and the price and expense assumptions applicable thereto. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Subject Interests for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any state blue sky Laws or any other securities Laws.
(l)    Bankruptcy. There are no bankruptcy, reorganization, receivership or arrangement proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened against Buyer or any Affiliate of the Buyer. Neither Buyer nor any Affiliate of Buyer is insolvent or generally not paying its debts as they become due.
ARTICLE V
INVESTIGATION OF ASSETS; CONFIDENTIALITY
Section 5.1    Investigation of Assets. Promptly following the execution of this Agreement and until the Closing Date (or earlier termination of this Agreement), Seller:

(m)    shall permit Buyer and its representatives at reasonable times to examine, in Seller’s offices, all of the Records relating to the Assets insofar as the same are in Seller’s possession and insofar as Seller may do so without (i) violating any confidentiality obligation to a third Person (provided that Seller shall use all commercially reasonable efforts to obtain any necessary waivers of such obligations to allow disclosure of any Records) or (ii) waiving any attorney/client privilege; and
(n)    subject to any required consent of any third Person, shall permit Buyer and its representatives at reasonable times and at Buyer’s sole risk, cost and expense, to conduct, in the presence of Seller’s representatives, reasonable inspections of the Assets; provided that Seller shall use all commercially reasonable efforts to obtain any such consent; provided, further, that Buyer shall not conduct any Phase II environmental testing or other invasive surface or subsurface testing without Seller’s prior written consent, which consent shall not be unreasonably withheld; provided, further, Buyer shall repair any damage to the Assets resulting from such inspections and Buyer does hereby indemnify and hold harmless the Seller Indemnified Parties from and against any and all Covered Liabilities arising from Buyer’s inspection of the Assets, REGARDLESS OF ANY CONCURRENT NEGLIGENCE OR STRICT LIABILITY ON THE PART OF ANY SELLER INDEMNIFIED PARTY AND REGARDLESS OF THE FORM OF CLAIM WHETHER AT COMMON LAW, STRICT LIABILITY, NEGLIGENCE OR UNDER ANY STATUTE OR REGULATION, EXCLUDING, HOWEVER, THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNIFIED PARTY.
Section 5.2    Confidential Information. Buyer agrees to maintain all information made available to it pursuant to Section 5.1 confidential and to cause its officers, employees, representatives, consultants and advisors to maintain all information made available to them pursuant to Section 5.1 confidential, all as provided in that certain Confidentiality Agreement dated September 11, 2012 (the “Confidentiality Agreement”), by and among Seller, Tokyo Gas Co., Ltd., Prairie Bayou Partners LLC and OBV Group LLC, the terms of which are incorporated herein by reference and made a part of this Agreement.
ARTICLE VI
TITLE AND ENVIRONMENTAL MATTERS
Section 6.1    Special Warranty; Sole Remedies.
(a)    Special Warranty. The Assignment shall contain a special warranty of Defensible Title to the Property Subdivisions from Seller to Buyer against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Seller, but not otherwise.
(b)    Sole Remedies. Other than remedies for breach by Seller of Section 4.1(t) and the special warranty of title in the Assignment, the procedures set forth in this ARTICLE VI shall be Buyer’s sole remedies for any defect of title, including any Title Defect, with respect to any of the Subject Interests (provided, however, that the foregoing shall not affect Buyer’s termination right as provided in Section 14.1(a)(ii)(B) and Buyer’s rights with respect to any breach by Seller of Sections 7.3, 7.4, 7.5, 8.1, 8.2, 8.6 and 8.9). Other than Buyer’s remedy for breach of

Section 4.1(m), the procedures set forth in this ARTICLE VI shall be Buyer’s sole remedy for the existence of any Environmental Defect.
Section 6.2    Title Defects.
(a)    Determination of Title Defects. A Property Subdivision, or portion thereof, shall be deemed to have a “Title Defect” if Seller fails to have Defensible Title thereto as of the Effective Time, the Closing Date or any time in between. Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not be asserted as, and shall not constitute Title Defects: (i) defects in the early chain of the title consisting of the mere failure to recite marital status in a document or omissions of successions of heirship proceedings, unless Buyer provides evidence that such failure or omission results in another Person’s superior claim of title to the relevant Property Subdivision or portion thereof or that another Person is claiming the same, (ii) defects arising out of lack of survey, unless a survey is expressly required by applicable Laws, (iii) defects arising out of lack of corporate authorization, unless Buyer provides evidence that such corporate action was not authorized and results in another Person’s superior claim of title to the relevant Property Subdivision or portion thereof or that another Person is claiming the same, (iv) defects that have been cured by possession under the applicable statutes of limitations, (v) defects arising from a mortgage encumbering the oil, gas or mineral estate of any lessor (unless a complaint of foreclosure has been filed or any similar action taken by the mortgagee thereunder and, in such case, such mortgage has not been subordinated to the Subject Interests affected thereby), (vi) defects based solely on the existence of prior oil and gas leases relating to the Subject Interest that are expired and no longer in force and legal effect but not surrendered of record, (vii) defects based solely on lack of information in Seller’s files or solely on references to documents that are not in Seller’s files, and (viii) defects in the chain of title prior to January 1, 1950, unless Buyer provides affirmative evidence that the defect results in another Person’s superior claim of title to the relevant Property Subdivision.
(b)    Title Defect Amount. “Title Defect Amount” shall mean, with respect to a Property Subdivision affected by a Title Defect (a “Title Defect Property”), the amount by which the value of such Title Defect Property is impaired as a result of the existence of one or more uncured and unwaived Title Defects, which amount shall be determined as follows:
(i)    If Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount.
(ii)    If the Title Defect results from Seller having a lesser Net Revenue Interest in such Title Defect Property than the Net Revenue Interest specified therefor in Part II of Exhibit A, the Title Defect Amount shall be equal to the product obtained by multiplying the Allocated Value of such Title Defect Property by a fraction, the numerator of which is the reduction in the Net Revenue Interest and the denominator of which is the Net Revenue Interest specified for such Title Defect Property in Part II of Exhibit A.
(iii)    If the Title Defect results from Seller having a greater Working Interest in a Title Defect Property than the Working Interest specified therefor in Part II of Exhibit A, the Title Defect Amount shall be equal to the present value (discounted at 10%

compounded annually) of the increase in the costs and expenses forecasted in the Reserve Report with respect to such Title Defect Property for the period from and after the Effective Time which is attributable to such increase in Seller’s Working Interest; provided, however, that no Title Defect Amount shall be allowed on account of and to the extent that an increase in Seller’s Working Interest in a Property Subdivision has the effect of proportionately increasing Seller’s Net Revenue Interest in such Property Subdivision.
(iv)    If the Title Defect results from the existence of a Lien, the Title Defect Amount shall be an amount sufficient to discharge such Lien.
(v)    If the Title Defect results from any matter not described in paragraphs (ii), (iii) or (iv) above, the Title Defect Amount shall be an amount equal to the difference between the value of the Title Defect Property affected by such Title Defect with such Title Defect and the value of such Title Defect Property without such Title Defect (taking into account the Allocated Value of such Title Defect Property).
(vi)    If a Title Defect is not effective or does not affect a Title Defect Property throughout the entire productive life of such Title Defect Property, such fact shall be taken into account in determining the Title Defect Amount.
(vii)    The Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder. For example, but without limitation, if a Lien affects more than one Title Defect Property, the amount necessary to discharge such Lien shall only be included in the Title Defect Amount for one Title Defect Property and only once in such Title Defect Amount.
(viii)    If a Title Defect affects only a portion of a Property Subdivision (as contrasted with an undivided interest in the entirety of such Property Subdivision) and a value has not been allocated specifically to such portion of a Property Subdivision in Part II of Exhibit A, then for purposes of computing the Title Defect Amount, the Allocated Value of such Property Subdivision shall be further allocated among the portions of such Property Subdivision in the proportion that the value of the portion of such Property Subdivision affected by such Title Defect (determined without regard to the Title Defect) bears to the value of the entire Property Subdivision.
(ix)    The Title Defect Amount attributable to a Title Defect Property or any portion thereof shall not exceed the Allocated Value of such Title Defect Property or such portion thereof calculated in accordance with paragraph (viii) above. For example, but without limitation, if Seller does not own forty-nine percent (49%) of the Net Revenue Interest specified in Part II of Exhibit A for a Title Defect Property and such unowned forty-nine percent (49%) interest is also burdened by a Lien, the Title Defect Amount for such Title Defect Property shall not exceed the Allocated Value allocable to such forty-nine percent (49%) interest notwithstanding that it may be affected by multiple Title Defects.

(x)    Notwithstanding the foregoing, if the Title Defect Amount determined pursuant to the foregoing with respect to a Title Defect is $10,000 or less, then the Title Defect Amount with respect to such Title Defect shall be deemed to be zero.
Section 6.3    Title Credits.
(a)    A “Title Credit” shall mean, with respect to a Property Subdivision, any right, circumstance or condition that operates to enhance the value of such Property Subdivision by virtue of (i) Seller having a greater Net Revenue Interest in such Property Subdivision than the Net Revenue Interest specified therefor in Part II of Exhibit A or (ii) Seller having a lesser Working Interest in such Property Subdivision than the Working Interest specified therefor in Part II of Exhibit A, in either case, as of the Closing Date.
(b)    Title Credit Amount. The “Title Credit Amount” with respect to a Title Credit shall be determined as follows:
(i)    If the Title Credit results from Seller having a greater Net Revenue Interest in such Property Subdivision than the Net Revenue Interest specified therefor in Part II of Exhibit A, the Title Credit shall be equal to the product obtained by multiplying the Allocated Value of such Property Subdivision by a fraction, the numerator of which is the increase in the Net Revenue Interest and the denominator of which is the Net Revenue Interest specified for such Property Subdivision in Part II of Exhibit A.
(ii)    If the Title Credit results from Seller having a lesser Working Interest in a Property Subdivision than the Working Interest specified therefor in Part II of Exhibit A, the Title Credit shall be equal to the present value (discounted at 10% compounded annually) of the decrease in the costs and expenses forecasted in the Reserve Report with respect to such Property Subdivision for the period from and after the Effective Time which is attributable to such decrease in Seller’s Working Interest; provided, however, no Title Credit shall be allowed on account of and to the extent that a decrease in Seller’s Working Interest in a Property Subdivision has the effect of proportionately decreasing Seller’s Net Revenue Interest in such Property Subdivision.
(c)    In determining the Title Credit Amount, the principles and methodology set forth in paragraphs (i), (vi), (vii), (viii), and (x) of Section 6.2(b) shall be applied, mutatis mutandis. In no event will aggregate adjustments to the Base Purchase Price as a result of Title Credits exceed the aggregate adjustments to the Base Purchase Price due to Title Defects.
Section 6.4    Environmental Defects; Environmental Defect Amount. “Environmental Defect” means any condition or circumstance that, with notice to the Governmental Authority with jurisdiction, would require Remediation under Environmental Laws in, on, under or emanating from a particular Subject Interest (including air, land, soil, surface and subsurface strata, surface water, groundwater or sediments) or would cause a particular Subject Interest to be in violation of any applicable requirements of Environmental Laws or Environmental Permits, in either case that is reasonably expected to reduce the value of the affected Subject Interest by more than $10,000 or require more than $10,000 to Remediate. “Environmental Defect Amount” means the cost to Remediate the Environmental Defect.
Section 6.5    Title Defect Notice; Title Credit Notice; Environmental Defect Notice.
(a)    Title Defect Notice. Prior to 5:00 P.M., Central Standard Time, on July 1, 2013 (the “Defect Notice Time”), Buyer shall notify Seller in writing of any matters which, in Buyer’s reasonable opinion, constitute Title Defects (a “Title Defect Notice”). For all purposes of this Agreement, Buyer shall be deemed to have waived any Title Defect which Buyer fails to assert as a Title Defect by a Title Defect Notice prior to the Defect Notice Time. Each Title Defect Notice shall be in writing and contain the following: (i) a brief description of the matter constituting the asserted Title Defect, (ii) the claimed Title Defect Amount attributable thereto, and (iii) documentation in Buyer’s possession or control supporting Buyer’s asserted Title Defects. To give Seller an opportunity to commence reviewing and curing Title Defects, on or prior to the date of this Agreement, Buyer has provided Seller written notice of any Title Defect which Buyer has determined exists prior to the date of this Agreement. Furthermore, Buyer agrees to give Seller written notice of any Title Defect which Buyer determines exists promptly following Buyer’s determination of the existence of same, which notice may be preliminary in nature and supplemented prior to the Defect Notice Time.
(b)    Title Credit Notice. Buyer shall also promptly furnish Seller with written notice of any Title Credit which Buyer (or any employee or representative of Buyer) determines exists promptly following determination by Buyer (or any employee or representative of Buyer) of the existence of same. Prior to the Defect Notice Time, Seller shall notify Buyer in writing of any matters that, in Seller’s reasonable opinion, constitute a Title Credit (a “Title Credit Notice”). For all purposes of this Agreement, other than those Title Credits which are determined by Buyer or any employee or representative of Buyer to exist prior to the Defect Notice Time, Seller shall be deemed to have waived any Title Credit which Seller fails to assert as a Title Credit by a Title Credit Notice prior to the Defect Notice Time. Each Title Credit Notice shall be in writing and contain the following: (i) a brief description of the matter constituting the asserted Title Credit, (ii) the claimed Title Credit Amount attributable thereto, and (iii) documentation in Seller’s possession or control supporting Seller’s asserted Title Credit.
(c)    Environmental Defect Notice. Prior to the Defect Notice Time, Buyer shall notify Seller in writing of any matters that, in Buyer’s reasonable opinion, constitute an Environmental Defect (a “Environmental Defect Notice”). Each Environmental Defect Notice shall be in writing and shall contain the following: (i) a description of the asserted Environmental Defect, (ii) the identity of the specific Subject Interests to which such Environmental Defect relates, (iii) the reason Buyer believes such Subject Interests to have an Environmental Defect, (iv) the claimed Environmental Defect Amount attributable thereto, and (v) documentation in Buyer’s possession or control supporting Buyer’s asserted Environmental Defect. To be valid, any Environmental Defect Notice must be received by Seller prior to the Defect Notice Time.
(d)    Failure to Deliver Environmental Defect Notice. Without limiting Buyer’s rights and remedies on account of any breach by Seller of the representations and warranties contained in Section 4.1(m), at the end of the Defect Notice Time, any matters that may otherwise constitute an Environmental Defect, but of which Seller has not been specifically notified by Buyer in accordance with Section 6.5(c), will be deemed to have been waived by Buyer for all purposes. If Buyer fails to timely deliver an Environmental Defect Notice with respect to any Subject Interests, or if the aggregate of all Environmental Defects Amounts and Title Defect Amounts with respect to Environmental Defects and Title Defects, as applicable, timely asserted by Buyer is equal to or less than the Aggregate Defect Deductible, Buyer shall be deemed to have (i) accepted the environmental condition(s) in, on and under the affected Subject Interests, (ii) waived its right to claim an Environmental Defect with respect to that particular condition in, on or under the affected Subject Interests, and (iii) included the particular environmental condition(s) as part of the Assumed Liabilities.
Section 6.6    Seller’s Right to Cure. Seller shall have until ninety (90) days after the Defect Notice Time (the “Cure Period”), at its cost and expense, if it so elects but without obligation, to cure all or a portion of asserted Title Defects and Environmental Defects.
Section 6.7    Aggregate Defect Deductible; Subject Interests Exclusion.
(a)    Aggregate Defect Deductible. At Closing, there shall be no adjustment to the Base Purchase Price on account of any Title Defect or Environmental Defect asserted by Buyer prior to Closing. Subject to Section 6.8, if Seller fails to cure to Buyer’s reasonable satisfaction during the Cure Period any Title Defects or Environmental Defects timely asserted by Buyer, to the extent, if any, that the difference between (i) the sum of the Title Defect Amounts and Environmental Defect Amounts attributable to such uncured Title Defects and Environmental Defects and (ii) the sum of the Title Credit Amounts attributable to Title Credits exceeds an amount equal to three percent (3%) of the Base Purchase Price (the “Aggregate Defect Deductible”) (such excess amount, if any, being herein called the “Defect Adjustment Amount”), then on the day that is one hundred (100) days after the Defect Notice Time (or, if such day is not a Business Day, on the next Business Day) (the “Defect Adjustment Date”), Seller shall within ten (10) Business Days after the Defect Adjustment Date wire transfer, in immediately available funds, to a Tax Partnership Account specified by Buyer to Seller within five (5) Business Days after the Defect Adjustment Date, an amount equal to the Defect Payment offset by the amount of any Initial Seller Carry Amount that remains unfunded by Buyer on the date such payment is paid. Notwithstanding anything to the contrary herein, if Seller fails to pay to Buyer the amount due to it in accordance with this Section 6.7(a), Buyer shall elect to either (A) require Seller to pay (in which event Seller shall pay), on Buyer’s behalf, Buyer’s proportionate share of JOA Expenses until the sum of the JOA Expenses so paid by Seller on behalf of Buyer pursuant to this Section 6.7(a) equals the amount owed by Seller to Buyer pursuant to the immediately preceding sentence that has not yet been paid by Seller and interest thereon from the date on which such payment was due until paid at the Agreed Rate, or (B) pursue its other rights and remedies hereunder on account of such failure to pay.
(b)    Subject Interests Exclusion. Notwithstanding anything herein provided to the contrary, with respect to any Subject Interests to which an Environmental Defect relates, Seller or Buyer may elect prior to Closing to exclude such Subject Interests from the Subject Interests being conveyed to Buyer at the Closing, and if (but only if) the Aggregate Defect Deductible has been exceeded, the Base Purchase Price shall be reduced by the Allocated Value of such Subject

Interests. Furthermore, notwithstanding anything herein provided to the contrary, if Seller fails to cure to Buyer’s reasonable satisfaction during the Cure Period any Title Defect that results from the existence of a Lien (other than a Permitted Encumbrance) granted by Seller to secure Indebtedness of Seller, Buyer may elect, by written notice delivered to Seller on or before ten (10) Business Days prior to the Defect Adjustment Date, in lieu of having the Title Defect Amount attributable thereto taken into account in determining the Defect Adjustment Amount, to (i) convey to Seller the Title Defect Property affected thereby free and clear of any Liens and other encumbrances created by, through and under Buyer within ten (10) Business Days following such election and (ii) receive from Seller, contemporaneously with the delivery of such conveyance from Buyer, an amount equal to (x) the Allocated Value of such Title Defect Property, as adjusted pursuant to Section 3.2, and (y) the difference between the aggregate amount of the costs and expenses paid and revenues received by Buyer with respect to such Title Defect Property during the period between the Closing Date and the date of such conveyance from Buyer to Seller.
Section 6.8    Deferred Claims and Disputes.
(a)    Deferred Adjustment Claim. In the event that Buyer and Seller have not agreed on or prior to the Defect Adjustment Date as to whether a Title Credit, Title Defect or Environmental Defect exists or, if Buyer and Seller agree that a Title Defect or Environmental Defect exists but disagree as to whether it has been cured or on the amount of the Title Credit Amount, Title Defect Amount or the Environmental Defect Amount attributable to such Title Credit, Title Defect or Environmental Defect, respectively, any such claim (a “Deferred Adjustment Claim”) shall be settled pursuant to this Section 6.8 and shall not be taken into consideration in determining the Defect Adjustment Amount pursuant to Section 6.7(a). With respect to each potential Deferred Adjustment Claim, Buyer and Seller shall deliver to the other a written notice describing each such potential Deferred Adjustment Claim, the amount in dispute and a statement setting forth the facts and circumstances that support such Party’s position with respect to such Deferred Adjustment Claim. On or prior to the thirtieth (30th) day following the expiration of the Cure Period (the “Deferred Matters Date”), Seller and Buyer shall attempt in good faith to reach agreement on the Deferred Adjustment Claims and, ultimately, to resolve by written agreement all disputes regarding the Deferred Adjustment Claims.
(b)    Disputed Deferred Adjustment Claims. If Buyer and Seller are unable to resolve all Deferred Adjustment Claims by the Deferred Matters Date, then such matters shall be resolved by a single arbitrator, who shall be a title attorney or environmental expert, as applicable, with at least ten (10) years’ experience in oil and gas matters involving properties in the regional area in which the Subject Interests are located, as selected by mutual agreement of Buyer and Seller within fifteen (15) Business Days after the Deferred Matters Date, and absent such agreement, by the Houston office of the American Arbitration Association (the “Arbitrator”). The arbitration proceeding shall be held in Houston, Texas, and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 6.8(b). The Arbitrator’s determination shall be made within fifteen (15) Business Days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his or her determination, the Arbitrator shall be bound by the rules set forth in this ARTICLE VI and may consider such other matters as in the opinion of the Arbitrator are necessary or helpful to make a proper determination. The Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Deferred Adjustment Claims submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear (i) its own legal fees and other costs of presenting its case and (ii) one-half of the costs and expenses of the Arbitrator. Upon the Arbitrator’s final and binding determination of such Deferred Adjustment Claims, the Adjusted Purchase Price shall be decreased by an amount equal to the amount, if any, to which Buyer becomes entitled under such determination (the “Award Amount”) and Seller shall within ten (10) Business Days after the date of the Arbitrator’s final and binding determination, wire transfer in immediately available funds, to a Tax Partnership Account specified by Buyer to Seller within five (5) Business Days after the date of the Arbitrator’s final and binding determination, an amount equal to the Award Amount offset by the amount of any Initial Seller Carry Amount that remains unfunded by Buyer on the date such payment is paid. Notwithstanding anything to the contrary herein, if Seller fails to pay to Buyer the amount due to it in accordance with this Section 6.8(b), Buyer shall elect to either (A) require Seller to pay (in which event Seller shall pay), on Buyer’s behalf, Buyer’s proportionate share of JOA Expenses until the sum of the JOA Expenses so paid by Seller on behalf of Buyer pursuant to this Section 6.8(b) equals the amount owed by Seller to Buyer pursuant to the immediately preceding sentence that has not yet been paid by Seller and interest thereon from the date on which such payment was due until paid at the Agreed Rate, or (B) pursue its other rights and remedies hereunder on account of such failure to pay.
(c)    Certain Seller Rights. Notwithstanding anything herein provided to the contrary, at any time prior to the point in time when a final and binding written decision of the Arbitrator is made with respect to any Title Defect or Environmental Defect which constitutes a Deferred Adjustment Claim in accordance with this Section 6.8, Seller shall be entitled (i) to cure any such Title Defect or Environmental Defect and (ii) to resolve all disputes relating to a Deferred Adjustment Claim by increasing the Defect Adjustment Amount by the amount that the Defect Adjustment Amount would have been increased on the Defect Adjustment Date on account of such Title Defect or Environmental Defect which constitutes a Deferred Adjustment Claim if same did not constitute a Deferred Adjustment Claim.
Section 6.9    No Duplication. Notwithstanding anything herein provided to the contrary, but without in any way limiting any rights that Buyer may have pursuant to Section 4.1(m) on account of Environmental Defects, if a Title Defect or Environmental Defect results from any matter which also constitutes a breach of any representation or warranty of Seller set forth in Section 4.1, then Buyer shall only be entitled to assert such matter as a Title Defect or Environmental Defect pursuant to this ARTICLE VI and shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty.
ARTICLE VII
PREFERENCE RIGHTS; TRANSFER REQUIREMENTS
Section 7.1    Compliance. Buyer’s purchase of the Subject Interests is expressly subject to all validly existing and applicable Preference Rights and Transfer Requirements. Promptly following the execution of this Agreement, Seller shall initiate all procedures required to comply with or obtain the waiver of all Preference Rights set forth in Schedule 4.1(g) and Transfer Requirements set forth in Schedule 4.1(h) with respect to the transactions contemplated by this Agreement. Seller shall not be obligated to pay any consideration to (or incur any cost or expense for the benefit of) the holder of any Preference Right or Transfer Requirement in order to obtain the waiver thereof or compliance therewith.
Section 7.2    Consideration for Waiver or Consent. In the event that the holder of a Preference Right or a Transfer Requirement demands any consideration in exchange for a waiver of Preference Rights or satisfaction of Transfer Requirements which Seller is unwilling to provide, Seller shall inform Buyer of the consideration demanded by such holder for the waiver of such Preference Right or consent to such Transfer Requirement and Buyer shall have the right, but not the obligation, to obtain a waiver of such Preference Right or consent to such Transfer Requirement. In the event that Buyer elects to obtain a waiver of such Preference Right or consent to such Transfer Requirement, Buyer shall be solely liable for any and all required consideration in order to obtain such waiver of such Preference Right or satisfaction of such Transfer Requirement. In the event that Buyer elects to obtain a waiver of such Preference Right or consent to such Transfer Requirement and the required consideration is in the form of a cash payment, Seller will tender the cash payment directly to the holder of such Preference Right or Transfer Requirement, and Buyer shall reimburse Seller for such cash payment as an adjustment to the Base Purchase Price as provided in Section 3.2(d). In the event that Buyer elects to obtain a waiver of such Preference Right or consent to such Transfer Requirement and the required consideration is in any form other than a cash payment, Buyer shall be solely liable to provide or tender such consideration directly to the holder of such Preference Right or Transfer Requirement.
Section 7.3    Effect of Preference Rights. If a third party who has been offered any Subject Interests or portion thereof affected by a Preference Right (a “Preference Property”) pursuant to Section 7.1 elects prior to Closing to purchase such Preference Property in accordance with the terms of such Preference Right, and Seller receives written notice of such election prior to the Closing Date, such Preference Property will be eliminated from the Subject Interests and the Base Purchase Price shall be reduced by the Allocated Value of the applicable Subject Interest. If a Preference Right affects only a portion of an applicable Subject Interest and a portion of the Base Purchase Price has not been allocated specifically to such portion of such Subject Interest in Part II of Exhibit A, then the portion of the Base Purchase Price to be allocated to the Preference Property shall be determined in the same manner as provided in Section 6.2(b)(viii) when a Title Defect affects only a portion of a Subject Interest. If a third party who has been offered a Preference Property or who has been requested to waive its Preference Right pursuant to Section 7.1 has not exercised such Preference Property or waived such Preference Right with respect to the transactions contemplated by this Agreement prior to the Closing Date, such Preference Property shall be retained by Seller at Closing and the Base Purchase Price shall be reduced by the Allocated Value of such Preference Property. If the holder of such Preference Right subsequently waives, or is deemed to have waived, such Preference Right, then Seller shall convey the applicable Preference Property to Buyer within ten (10) days following the date on which such third party waives, or is deemed to have waived, the Preference Right, and Buyer shall pay to Seller the Allocated Value of such applicable Preference Property, as adjusted pursuant to Section 3.2.

Section 7.4    Transfer Requirements.
(e)    In the event the Parties fail to satisfy any Transfer Requirements applicable to the transactions contemplated by this Agreement prior to Closing, the failure of which to satisfy would not, by the express terms of the relevant Lease or other agreement, render the assignment of a Subject Interest void or result in termination thereof, then such Subject Interests shall be assigned to Buyer at Closing.
(f)    In the event the Parties fail to satisfy any Transfer Requirements applicable to the transactions contemplated by this Agreement prior to Closing, the failure of which to satisfy would, by the express terms of the relevant Lease or other agreement, render the assignment of a Subject Interest void or result in the termination thereof, then, unless otherwise mutually agreed in writing by Seller and Buyer, subject to Sections 7.4(c) and 7.4(d), (i) any Subject Interest or portion thereof affected by such Transfer Requirement (a “Retained Subject Interest”) shall be held back from the Subject Interests to be transferred and conveyed to Buyer at Closing, (ii) the Base Purchase Price shall not be reduced at the Closing by the Allocated Value of such Retained Subject Interest being so held back, (iii) Seller shall hold legal title to such Retained Subject Interest as nominee for Buyer, effective as of the Effective Time, (iv) Buyer shall pay all Covered Liabilities associated with such Retained Subject Interest attributable to all periods subsequent to the Effective Time and (v) Seller shall pay Buyer any revenues associated with such Retained Subject Interest attributable to all periods subsequent to the Effective Time.
(g)    Until all Transfer Requirements with respect to any Retained Subject Interest are satisfied, Seller shall use commercially reasonable efforts post-Closing to satisfy such Transfer Requirements. Seller shall take such actions as would be taken by a reasonably prudent operator to maintain such Retained Subject Interest in full force and effect and to perform all obligations and duties arising in connection therewith.
(h)    Any Retained Subject Interest will be conveyed to Buyer within ten (10) days following the date on which Seller obtains, complies with or otherwise satisfies all Transfer Requirements with respect to such Retained Subject Interest; provided, however, if all Transfer Requirements with respect to any Retained Subject Interest are not obtained, complied with or otherwise satisfied within one hundred eighty (180) days following the Closing Date, then, unless otherwise mutually agreed to in writing by Seller and Buyer, (i) Seller shall cease to hold such Retained Subject Interest as nominee for Buyer, (ii) such Retained Subject Interest shall be eliminated from the Subject Interests and this Agreement and (iii) Seller shall within (10) Business Days after one hundred eighty (180) days following the Closing Date wire transfer, in immediately available funds, to a Tax Partnership Account specified by Buyer to Seller within five (5) Business Days after one hundred eighty (180) days following the Closing Date an amount (the “Retained Subject Interest Amount”) equal to (x) the portion of the Base Purchase Price which would be allocated to such Retained Subject Interest pursuant to Section 7.3 if such Retained Subject Interest were a Preference Property, as adjusted pursuant to Section 3.2, plus (y) the difference between the aggregate amount of the Covered Liabilities paid by Buyer to Seller and revenues received by Buyer with respect to such Retained Subject Interest during the period between the Closing Date and the date that is one hundred eighty (180) days thereafter; provided, however, the Retained Subject

Interest Amount shall be offset by the amount of any Initial Seller Carry Amount that remains unfunded by Buyer on the date such payment is paid. Notwithstanding the foregoing, if Seller and Buyer mutually agree in writing to proceed with a transfer of title to any Retained Subject Interest to Buyer notwithstanding the failure of the Parties to satisfy the applicable Transfer Requirements, then Buyer shall (x) be deemed to have waived any objection with respect to non-compliance with such Transfer Requirements and (y) indemnify, defend and hold harmless the Seller Indemnified Parties pursuant to Section 13.1 from and against all Covered Liabilities arising from or relating to the transfer of such Retained Subject Interest notwithstanding the failure to obtain, comply with or otherwise satisfy such Transfer Requirements. Notwithstanding anything to the contrary herein, if Seller fails to pay to Buyer the Retained Subject Interest Amount (as offset by any such unfunded Initial Seller Carry Amount), Buyer shall elect to either (A) require Seller to pay (in which event Seller shall pay), on Buyer’s behalf, Buyer’s proportionate share of JOA Expenses until the sum of the JOA Expenses so paid by Seller on behalf of Buyer pursuant to this Section 7.4(d) equals the amount owed by Seller to Buyer pursuant to the first sentence of this Section 7.4(d) that has not yet been paid by Seller and interest thereon from the date on which such payment was due until paid at the Agreed Rate, or (B) pursue its other rights and remedies hereunder on account of such failure to pay.
(i)    Notwithstanding the forgoing, if Seller has not obtained a consent required for the assignment of any of the Contracts prior to Closing, such Contracts shall not be assigned to Buyer at the Closing, but Seller shall provide Buyer, to the greatest extent reasonably possible, the benefit of all rights that would have been assigned to Buyer had such consents been obtained, and all liabilities and obligations associated with such Contracts shall constitute Assumed Liabilities hereunder to the extent that they would have constituted Assumed Liabilities if such Contracts had been assigned to Buyer at Closing. In the event any such consent is subsequently obtained, Seller will promptly assign to Buyer the interest in such Contract that would have been assigned to Buyer had such consent been obtained prior to Closing.
(j)    The Parties acknowledge that Buyer desires to acquire, as soon as reasonably practicable, a twenty-five percent (25%) portion of Seller’s  transportation capacity under its firm transportation agreements with Midcontinent Express Pipeline LLC and Trunkline Gas Company, LLC (“Firm Transportation Agreements”) for the full remaining term thereof (and the rights and obligations with respect thereto) (such capacity and related rights, the “Assigned FT Interests”). Such Firm Transportation Agreements are described in Schedule 4.1(i) to this Agreement.  Seller shall promptly notify the counterparties to the Firm Transportation Agreements of Seller’s intended permanent assignment, subject to obtaining necessary consents, of the Assigned FT Interests applicable to each such Firm Transportation Agreement.  Seller will use commercially reasonable efforts to file, within seven (7) days after the execution of this Agreement, a petition with the Federal Energy Regulatory Commission (“FERC”) requesting the waivers of FERC regulations and/or FERC-approved tariff provisions necessary to implement the proposed permanent assignment of the Assigned FT Interests. With respect to each Firm Transportation Agreement, upon completion of the permanent assignment contemplated under this Section 7.4(f), Seller will act as Buyer’s agent for the purpose of nominating and scheduling capacity under the Firm Transportation Agreement, to the extent necessary for Seller to comply with its marketing obligations pursuant to any JOA entered into by the Parties.

Section 7.5    Certain Governmental Consents. Seller and Buyer will use commercially reasonable efforts after Closing to obtain all approvals and consents from, and make all filings with, applicable Governmental Authorities (including the United States Department of Interior and applicable state agencies or authorities) that may be required under the terms of (or regulations specifically applicable to) any leases in connection with the assignment of the Subject Interests therein from Seller to Buyer. Until such approvals and consents are obtained, Seller shall continue to hold legal title to such Subject Interests as nominee for Buyer. Seller shall not be obligated to incur any expenses or liability in Seller’s capacity as nominee under this Section 7.5 or Section 7.4. For purposes of ARTICLE XIII, Seller and Buyer shall treat and deal with such Subject Interests as if full legal and equitable title to such Subject Interests had passed from Seller to Buyer at Closing.
Section 7.6    Express Conditions on Sale. Buyer acknowledges that Seller desires to sell all of the Subject Interests and would not have entered into this Agreement but for Buyer’s agreement to purchase all of the Subject Interests as herein provided. Accordingly, it is expressly understood and agreed that Seller does not desire to sell any Preference Property unless the sale of all of the Subject Interests is consummated by the Closing Date in accordance with the terms of this Agreement. In furtherance of the foregoing, Seller’s obligation hereunder to sell the Preference Properties to Buyer is expressly conditioned upon the consummation by the Closing Date of the sale of all of the Subject Interests in accordance with the terms of this Agreement, either by conveyance to Buyer or conveyance pursuant to an applicable Preference Right; provided, however, that nothing herein is intended or shall operate to extend or apply any Preference Right to any portion of the Subject Interests which is not otherwise burdened thereby. Time is of the essence with respect to the Parties’ agreement to consummate the sale of the Subject Interests by the Closing Date.
ARTICLE VIII
COVENANTS OF SELLER AND BUYER
Section 8.1    Conduct of Business. From the date of this Agreement through the Closing, Seller covenants and agrees that, subject to Section 8.2, it will conduct its operations with respect to the Subject Interests in the ordinary course of business consistent with past practices and as a reasonably prudent operator.
Section 8.2    Certain Restrictions Regarding the Conduct of Business. Unless Buyer shall otherwise consent in writing (such consent not to be unreasonably delayed, conditioned or withheld), Seller will not, from the date of this Agreement through the Closing:
(a)    grant a Lien (other than a Permitted Encumbrance), convey or otherwise dispose of any part of the Subject Interests, other than the sale of Hydrocarbons produced from the Subject Interests in the regular course of business and the sale of obsolete machinery and equipment in the ordinary course of business;
(b)    modify or terminate any Material Contract in any material respect;

(c)    enter, or agree to enter, into any Contract that, if in existence as of the date hereof, would be a Material Contract, other than any contract for the sale of Hydrocarbons pursuant to a NAESB confirmation that has a term of sixty (60) days or less;
(d)    commit to participate in the drilling of any new well or other new operations on the Properties the cost of which (net to Seller’s interest) is in excess of $250,000.00 in any single instance, without the prior written consent of Buyer, which consent or nonconsent must be given by Buyer within the lesser of (x) ten (10) days of Buyer’s receipt of the notice from Seller or (y) one half (½) of the applicable notice period within which Seller is contractually obligated to respond to third parties to avoid a deemed election by Seller regarding such operation, as specified in Seller’s notice to Buyer requesting such consent; or
(e)    authorize or agree, in writing or otherwise, to take any of the actions prohibited by this Section 8.2.
Section 8.3    Assignment. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller and Buyer shall execute and deliver the Assignment, Bill of Sale and Conveyance, in substantially the form attached hereto as Exhibit 8.3 (the “Assignment”), together with (a) other assignment forms as may be required by Law to be executed in connection with the conveyance of specific Subject Interests; provided that the terms and provisions of the Assignment shall control as to any conflict between the Assignment and any such special assignment forms, and (b) all other agreements, instruments and documents required to be delivered by such Party pursuant to Section 10.2 or Section 10.3, as the case may be.
Section 8.4    Public Announcements. Without the prior written approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed, no Party will issue, or permit any agent or Affiliate of it to issue, any press releases or otherwise make, or cause any agent or Affiliate of it to make, any public statements with respect to this Agreement and the transactions contemplated hereby, except where such release or statement is deemed in good faith by the releasing Party to be required by Law or any national securities exchange, in which case the Party will use its commercially reasonable efforts to provide a copy to the other Party prior to any release or statement.
Section 8.5    Records. Within a reasonable period of time after the Closing, Seller shall make all Records that have not previously been copied by or delivered to Buyer available for delivery to Buyer at Seller’s offices in Fort Worth, Texas.
Section 8.6    Further Assurances. Seller and Buyer each agree that, from time to time, whether at or after the Closing Date, each of them will execute and deliver or cause their respective Affiliates to execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably necessary to carry out the purposes and intents of this Agreement.
Section 8.7    Recording. Immediately following the Closing, Buyer, at its sole cost and expense, shall record the Assignment and all other instruments of assignment in the appropriate governmental offices of the jurisdictions in which the Subject Interests are located. Promptly following such recording, Buyer shall advise Seller in writing of the pertinent recording data.

Section 8.8    Amendment of Schedules. Buyer agrees that, with respect to (but only with respect to) the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until the Closing to add, supplement or amend all schedules hereto to its representations and warranties with respect to any matter hereafter arising which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such schedules; provided that Seller may not add, supplement or amend any such schedules to make any change arising out of any breach by Seller of this Agreement. For purposes of determining whether the conditions set forth in Section 9.2(a)(i) have been fulfilled, the schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto.
Section 8.9    Casualty and Condemnation. If after the date of this Agreement and prior to the Closing any material part of the Subject Interests are destroyed or damaged by fire or other casualty, Seller shall promptly provide Buyer notice thereof. If after the date of this Agreement and prior to the Closing any part of the Subject Interests shall be destroyed or damaged by fire or other casualty or if any part of the Subject Interests shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, subject to Sections 9.1 and 9.2, (a) this Agreement shall remain in full force and effect notwithstanding any such destruction, damage, taking or proceeding or the threat thereof, (b) the Base Purchase Price shall be reduced by the Allocated Value of any Subject Interests so condemned or taken under the right of eminent domain, (c) Seller shall undertake, at its sole cost and expense, to restore or replace the Subject Interests so destroyed or damaged by fire or other casualty, and (d) Seller shall retain all rights to receive insurance or condemnation proceeds, awards or payments owed to Seller by reason of such destruction, damage or taking.
ARTICLE IX
CLOSING CONDITIONS
Section 9.1    Seller’s Closing Conditions. The obligation of Seller to proceed with the Closing is subject, at the option of Seller, to the satisfaction on or prior to the Closing Date of all of the following conditions:
(f)    Representations, Warranties, Covenants and Agreements. The (i) representations and warranties of Buyer contained in Section 4.2 and Section 12.2(A) shall be true and correct in all material respects (and in all respects, in the case of representations and warranties which are qualified by materiality) on and as of the Closing Date as though made as of the Closing Date, and (ii) covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.
(g)    Officer’s Certificate. Seller shall have received a certificate dated as of the Closing Date, executed by a duly authorized officer of Buyer, to the effect that the conditions set forth in Section 9.1(a) have been satisfied.

(h)    Closing Deliveries. On or prior to the Closing Date, Buyer shall have delivered, or be standing ready to deliver at Closing, all agreements, instruments and other documents or items required to be delivered by Buyer pursuant to Section 10.3.
(i)    No Action. On the Closing Date, no Action (excluding any such matter initiated by Seller or any of its Affiliates) shall be pending or threatened seeking to enjoin or restrain the consummation of the Closing or recover damages from Seller resulting therefrom.
(j)    Adjustments. The sum of the (i) aggregate amount of Title Defect Amounts and Environmental Defect Amounts claimed in good faith by Buyer pursuant to a Title Defect Notice or an Environmental Defect Notice, as applicable, delivered by Buyer to Seller no later than eight (8) Business Days prior to Closing that are not (x) disputed in good faith by Seller and (y) cured by Seller to Buyer’s reasonable satisfaction, (ii) reduction in the Base Purchase Price at Closing pursuant to Section 7.3 on account of the exclusion of Preference Properties, (iii) reduction in the Base Purchase Price at Closing pursuant to Section 8.9 on account of Subject Interests that are condemned or taken under the right of eminent domain, (iv) reasonable estimate of the cost to restore or replace any portion of the Subject Interests destroyed or damaged by fire or other casualty after the date of this Agreement and prior to Closing, and (v) sum of Allocated Values of all Retained Subject Interests shall not exceed an amount equal to ten percent (10%) of the Base Purchase Price.
Section 9.2    Buyer’s Closing Conditions. The obligation of Buyer to proceed with the Closing is subject, at the option of Buyer, to the satisfaction on or prior to the Closing Date of all of the following conditions:
(k)    Representations, Warranties, Covenants and Agreements. The (i) representations and warranties of Seller contained in Section 4.1 shall be true and correct in all material respects (and in all respects, in the case of representations and warranties which are qualified by materiality or Material Adverse Effect) on and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be deemed to refer to such earlier date referenced in such representation and warranty) without regard to any amendments or supplements to the Schedules to this Agreement in accordance with Section 8.8, and (ii) covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.
(l)    Officer’s Certificate. Buyer shall have received a certificate dated as of the Closing Date, executed by a duly authorized officer of Seller, to the effect that the conditions set forth in Section 9.2(a) have been satisfied.
(m)    Closing Deliveries. On or prior to the Closing Date, Seller shall have delivered, or be standing ready to deliver at Closing, all agreements, instruments and other documents or items required to be delivered by Seller pursuant to Section 10.2.
(n)    No Action. On the Closing Date, no Action (excluding any such matter initiated by Buyer or any of its Affiliates) shall be pending or threatened seeking to enjoin or restrain the consummation of the Closing or recover damages from Buyer resulting therefrom.

(o)    Adjustments. The sum of the (i) aggregate amount of Title Defect Amounts and Environmental Defect Amounts claimed in good faith by Buyer pursuant to a Title Defect Notice or an Environmental Defect Notice, as applicable, delivered by Buyer to Seller no later than eight (8) Business Days prior to Closing that are not (x) disputed in good faith by Seller and (y) cured by Seller to Buyer’s reasonable satisfaction, (ii) reduction in the Base Purchase Price at Closing pursuant to Section 7.3 on account of the exclusion of Preference Properties, (iii) reduction in the Base Purchase Price at Closing pursuant to Section 8.9 on account of Subject Interests that are condemned or taken under the right of eminent domain, (iv) reasonable estimate of the cost to restore or replace any portion of the Subject Interests destroyed or damaged by fire or other casualty after the date of this Agreement and prior to Closing, and (v) sum of the Allocated Values of all Retained Subject Interests shall not exceed an amount equal to ten percent (10%) of the Base Purchase Price.
ARTICLE X
CLOSING
Section 10.1    Closing. The Closing shall be held on April 30, 2013, or such other date as may be mutually agreed to by Seller and Buyer (the “Closing Date”), at 10:00 A.M., Central Standard Time, at the offices of Fulbright & Jaworski L.L.P., Fulbright Tower, 1301 McKinney, Suite 5100, Houston, Texas 77010, or at such other time or place as Seller and Buyer may otherwise agree in writing.
Section 10.2    Seller’s Closing Obligations. At Closing, Seller shall execute and deliver to Buyer the following:
(a)    the Assignment (and any other special form of assignment contemplated by Section 8.3);
(b)    a certificate of non-foreign status as described in Treasury Regulations Section 1.1445-2(b)(2), substantially in the form attached hereto as Exhibit 10.2(b);
(c)    a joint operating agreement substantially in the form attached hereto as Exhibit 10.2(c) (the “JOA”) covering each of the units and the contract area described in Schedule 10.2(c) (collectively, the “JOAs”);
(d)    the officer’s certificate referred to in Section 9.2(b);
(e)    the Tax Partnership Agreement;
(f)    letters in lieu of division and transfer orders executed by Seller relating to the Subject Interests in form reasonably necessary to reflect the conveyances contemplated hereby;
(g)    copies of the release of the Subject Interests from the Liens described in Schedule 10.2(g);
(h)    a development agreement substantially in the form attached hereto as Exhibit 10.2(h) (the “Development Agreement”); and

(i)    any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered by Seller to Buyer at the Closing.
Section 10.3    Buyer’s Closing Obligations. At Closing, Buyer shall
(c)    deliver, or cause to be delivered, the Preliminary Purchase Price to Seller in immediately available funds to the Closing Cash Account; and
(d)    execute and deliver, or cause to be executed and delivered, to Seller the following:
(i)    the Assignment (and any other special form of assignment contemplated by Section 8.3);
(ii)    the JOAs;
(iii)    the officer’s certificate of Buyer referred to in Section 9.1(b);
(iv)    the Tax Partnership Agreement;
(v)    the Development Agreement; and
(vi)    any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered by Buyer to Seller at the Closing.
ARTICLE XI
EFFECT OF CLOSING
Section 11.1    Revenues. After Closing, all proceeds, accounts receivable, notes receivable, income, revenues, monies and other items included in or attributable to the Excluded Assets shall belong to and be paid over to Seller and all proceeds, accounts receivable, notes receivable, income, revenues, monies and other items included in or attributable to the Subject Interests with respect to any period of time after the Effective Time shall belong to and be paid over to Buyer, except to the extent any such items are credited to Buyer in calculating the Preliminary Purchase Price or the Adjusted Purchase Price pursuant to ARTICLE III.
Section 11.2    Payments. If monies are received by either Party which, under the terms of this ARTICLE XI, belong to the other Party, the same shall immediately be paid over to the proper Party.
Section 11.3    Survival. No representation, warranty, covenant or agreement made herein shall survive the Closing except as provided in this Section 11.3. Each representation, warranty, covenant and agreement made herein shall terminate and cease to be of further force and effect as of the Closing or such later date after Closing as is expressly stipulated in this Section 11.3 for the survival thereof. Following the Closing or such later date stipulated in this Section 11.3 for the survival thereof, such representation, warranty, covenant or agreement shall not form the basis for or give rise to any claim, demand, cause of action, counterclaim, defense, damage, indemnity, obligation or liability which is asserted, claimed, made or filed following the Closing or such later date stipulated in this Section 11.3 for survival. It is expressly agreed that the terms and provisions of (a) ARTICLE IV shall survive the Closing for a period of twelve (12) months from the Closing Date, except that (i) Section 4.1(j) (Taxes) shall survive the Closing until thirty (30) days following the expiration of the applicable statutes of limitations, including any extension thereof, and (ii) Section 4.1(a) (Organization and Qualification), Section 4.1(b) (Authority), Section 4.1(c) (Enforceability) and Section 4.1(o) (Brokerage Fees and Commissions) (the “Seller Fundamental Representations”) and Section 4.2(a) (Organization and Qualification), Section 4.2(b) (Authority), Section 4.2(c) (Enforceability), and Section 4.2(g) (Brokerage Fees and Commissions) shall survive the Closing indefinitely, and (b)  ARTICLE III (Consideration and Payment), Section 5.2 (Confidential Information), ARTICLE VI (Title and Environmental Matters), ARTICLE VII (Transfer Requirements), Section 8.3 (Assignment), Section 8.4 (Public Announcements), Section 8.5 (Records), Section 8.6 (Further Assurances), Section 8.7 (Recording), Schedule 3.2(l) (Special Assets), ARTICLE XII (Limitations), ARTICLE XIII (Assumption and Indemnification), ARTICLE XV (Miscellaneous), and Buyer’s indemnity and hold harmless of the Seller Indemnified Parties under Section 5.1 shall survive the Closing indefinitely or for such shorter period of time as may be stipulated in such provisions. In addition, the definitions set forth in Appendix A to this Agreement which are used in the representations, warranties, covenants and agreements which survive the Closing pursuant to this Section 11.3 shall survive the Closing to the extent necessary to give operative effect to such surviving representations, warranties, covenants and agreements.
ARTICLE XII
LIMITATIONS
Section 12.1    Disclaimer of Warranties. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY THAT SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, BEYOND THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY GIVEN IN THIS AGREEMENT, AND IT IS UNDERSTOOD THAT, WITHOUT LIMITING SUCH EXPRESS REPRESENTATIONS AND WARRANTIES, BUYER TAKES THE SUBJECT INTERESTS AS IS AND WHERE IS AND WITH ALL FAULTS. WITHOUT LIMITING THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, SELLER HEREBY (A) EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO (I) THE CONDITION OF THE SUBJECT INTERESTS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OR THE PRESENCE OR ABSENCE OF ANY HAZARDOUS MATERIALS IN OR ON, OR DISPOSED OF OR DISCHARGED FROM, THE SUBJECT INTERESTS) OR (II) ANY INFRINGEMENT BY SELLER OR ANY OF ITS AFFILIATES OF ANY PATENT OR PROPRIETARY RIGHT OF ANY PERSON; AND (B) NEGATES ANY RIGHTS OF BUYER UNDER STATUTES TO CLAIM DIMINUTION OF CONSIDERATION

AND ANY CLAIMS BY BUYER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, IT BEING THE INTENTION OF SELLER AND BUYER THAT THE SUBJECT INTERESTS ARE TO BE ACCEPTED BY BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR.
Section 12.2    Texas Deceptive Trade Practices Act Waiver. BUYER (A) REPRESENTS AND WARRANTS TO SELLER THAT IT (I) IS ACQUIRING THE SUBJECT INTERESTS FOR COMMERCIAL OR BUSINESS USE, (II) IS REPRESENTED BY LEGAL COUNSEL, (III) ACKNOWLEDGES THE CONSIDERATION PAID OR TO BE PAID FOR THE SUBJECT INTERESTS WILL EXCEED $500,000, AND (IV) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS SUCH THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH RESPECT TO SELLER; AND (B) HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY AND ALL RIGHTS OR REMEDIES IT MAY HAVE UNDER THE DECEPTIVE TRADE PRACTICES—CONSUMER PROTECTION ACT OF THE STATE OF TEXAS, TEX. BUS. & COM. CODE § 17.41, ET SEQ. TO THE MAXIMUM EXTENT IT CAN DO SO UNDER LAW, IF SUCH ACT WOULD FOR ANY REASON BE DEEMED APPLICABLE TO THE TRANSACTIONS CONTEMPLATED HEREBY.
WAIVER OF CONSUMER RIGHTS
BUYER WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, SECTION 17.41, ET SEQ., BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF BUYER'S OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.
FURTHERMORE, BUYER WAIVES ANY COMPARABLE PROVISION OF THE LAW OF THE STATE OR OTHER JURISDICTION TO WHICH THE SUBJECT INTERESTS ARE SUBJECT.
Section 12.3    Damages. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, SELLER AND BUYER AGREE THAT THE RECOVERY BY EITHER PARTY OF ANY DAMAGES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH BY THE OTHER PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS UNDER THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES SUFFERED OR INCURRED BY THE NON-BREACHING PARTY (AND THE INDEMNIFIED PERSONS TO WHICH SUCH OBLIGATIONS MAY EXTEND UNDER THE TERMS HEREOF) AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER AND IN NO EVENT SHALL THE BREACHING PARTY BE LIABLE TO THE NON-BREACHING PARTY OR ANY INDEMNIFIED PERSON FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING,

WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES, BUSINESS INTERRUPTION OR LOST OR DELAYED PRODUCTION) SUFFERED OR INCURRED BY THE NON-BREACHING PARTY OR ANY INDEMNIFIED PERSON AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER. For purposes of the foregoing, actual damages may, however, include indirect, consequential, special, exemplary or punitive damages to the extent (i) the injuries or losses resulting in or giving rise to such damages are incurred or suffered by a Person which is not a Seller Indemnified Party, a Buyer Indemnified Party or an Affiliate of any of the foregoing and (ii) such damages are recovered against an Indemnified Person by a Person which is not a Seller Indemnified Party, a Buyer Indemnified Party or an Affiliate of any of the foregoing. This Section 12.3 shall operate only to limit a Party's liability and shall not operate to increase or expand any contractual obligation of a Party or cause any contractual obligation of a Party to survive longer than provided in Section 11.3.
ARTICLE XIII
ASSUMPTION AND INDEMNIFICATION
Section 13.1    Indemnification By Buyer. From and after the Closing, Buyer shall assume and pay, perform, fulfill and discharge all Assumed Liabilities, and shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all (a) Assumed Liabilities incurred by or asserted against any of the Seller Indemnified Parties, but excepting any matter for which Seller is required to indemnify, defend and hold harmless Buyer under Section 13.2 and (b) subject to the limitations of Section 11.3 and Section 12.3, Covered Liabilities resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of Buyer hereunder.
Section 13.2    Indemnification By Seller. From and after the Closing, subject to the provisions of Section 11.3, Section 13.4 and ARTICLE XII, Seller shall indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all (a) Retained Liabilities incurred by or asserted against any of the Buyer Indemnified Parties, (b) Covered Liabilities resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of Seller hereunder and (c) the Actions, if any, set forth in Schedule 4.1(e).
Section 13.3    Indemnification and Defense Procedures. A Person which is entitled to be indemnified under Section 5.1, Section 13.1 or Section 13.2 is herein referred to as an “Indemnified Person” and the Party which is obligated to indemnify an Indemnified Person under Section 5.1, 13.1 or 13.2 is herein referred to as the “Indemnifying Party” with respect to the matter for which it is obligated to indemnify such Indemnified Person. All claims for indemnification under Sections 5.1, 13.1 and 13.2 shall be asserted and resolved as follows:
(a)    If a third party claim for which an Indemnified Person is entitled to indemnity under Section 5.1, Section 13.1 and/or Section 13.2 (an “Indemnified Claim”) is made against an Indemnified Person, and if Buyer or Seller intends to seek indemnity with respect thereto by or from an Indemnifying Party pursuant to Section 5.1, Section 13.1 and/or Section 13.2, then the Party electing to seek indemnity on behalf of such Indemnified Person shall promptly transmit to the Indemnifying Party a written notice (“Claim Notice”) (i) notifying such Indemnifying Party of such Indemnified Claim and requesting indemnity on behalf of such Indemnified Person with respect to such Indemnified Claim under Section 5.1, Section 13.1 and/or Section 13.2, as the case may be, (ii) setting forth the full name, address for all notices and the authorized representatives of such Indemnified Person with respect to such Indemnified Claim, and (iii) describing in reasonable detail the nature of the Indemnified Claim, including a copy of all papers served with respect to such Indemnified Claim (if any) and the basis of such request for indemnification under Section 5.1, Section 13.1 and/or Section 13.2, as the case may be. Failure to provide such Claim Notice promptly shall not affect the right of the Indemnified Person to indemnification hereunder except to the extent the Indemnifying Party is prejudiced thereby; provided that the Indemnifying Party shall not be obligated to defend, indemnify or otherwise hold harmless an Indemnified Person with respect to a third party claim until a Claim Notice meeting the foregoing requirements is furnished to the Indemnifying Party by the Party seeking indemnity hereunder. Within thirty (30) days after receipt of any Claim Notice (the “Election Period”) from a Party, the Indemnifying Party shall notify the Party who sent the Claim Notice (A) whether the Indemnifying Party disputes its potential liability to indemnify the Indemnified Person under Section 5.1, Section 13.1 and/or Section 13.2, as the case may be, with respect to such third party claim and (B) whether the Indemnifying Party desires to defend the Indemnified Person against such third party claim; provided that, if the Indemnifying Party fails to so notify the Party who sent the Claim Notice during the Election Period, the Indemnifying Party shall be deemed to have elected to dispute such liability and not to defend against such third party claim.
(b)    If the Indemnifying Party notifies the Party who sent the Claim Notice within the Election Period that the Indemnifying Party (i) does not dispute its liability to indemnify the Indemnified Person under Section 5.1, Section 13.1 and/or Section 13.2, as the case may be, and (ii) elects to assume the defense of such Indemnified Person with respect to such third party claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such third party claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 13.3(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not enter into any settlement agreement (or settle or compromise any such third party claim in a manner) which provides for or results in any payment by or liability of the Indemnified Person of or for any damages or other amount, any Lien or other encumbrance on any property of the Indemnified Person, any finding of responsibility or liability on the part of the Indemnified Person or any sanction or restriction upon the conduct of any business by the Indemnified Person without the Indemnified Person’s express written consent, which consent shall not be unreasonably withheld. The Indemnified Person is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Person is actually entitled to indemnification hereunder), to file, during the Election Period, any motion, answer or other pleadings which the Indemnified Person shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not reasonably expected to be prejudicial to the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Person agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any such third party claim which the Indemnifying Party elects to contest, including the making of any related counterclaim or cross-complaint against any Person (other than a Buyer Indemnified Party, if the Indemnified Person is a Buyer Indemnified Party, or a Seller Indemnified Party, if the Indemnified Person is a Seller Indemnified Party). The Indemnified Person may participate in, but not control, any defense or settlement of any third party claim controlled by the Indemnifying Party pursuant to this Section 13.3(b), and the Indemnified Person shall bear its own costs and expenses with respect to such participation. The prosecution of the defense of a third party claim with reasonable diligence shall include the taking of such action (including the posting of a bond, deposit or other security) as may be necessary to prevent any action to foreclose a Lien against or attachment of the property of the Indemnified Person for payment of such third party claim.
(c)    If the Indemnifying Party (i) fails to notify the Party who sent the Claim Notice within the Election Period that the Indemnifying Party elects to defend the Indemnified Person pursuant to Section 13.3(b) or (ii) elects to defend the Indemnified Person pursuant to Section 13.3(b) but fails to prosecute the defense of (or to settle) the third party claim with reasonable diligence, then the Indemnified Person shall have the right to defend, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Person is actually entitled to indemnification hereunder), the third party claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Person to a final conclusion or settled. The Indemnified Person shall have full control of such defense and proceedings; provided, however, that the Indemnified Person may not enter into any compromise or settlement of such third party claim, without the Indemnifying Party’s express written consent, which shall not be unreasonably withheld or delayed. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Person pursuant to this Section 13.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.
(d)    If an Indemnified Person is entitled to indemnity under Section 5.1, Section 13.1 and/or Section 13.2 for a claim or other matter which does not involve a third party claim, and if Buyer or Seller intends to seek indemnity on behalf of an Indemnified Person with respect thereto by or from an Indemnifying Party pursuant to Section 5.1, Section 13.1 and/or Section 13.2, then the Party electing to seek indemnity on behalf of an Indemnified Person shall promptly transmit to the Indemnifying Party a written notice describing in reasonable detail the nature of such claim or other matter, the Indemnified Person’s reasonable estimate of the amount of damages attributable to such claim or other matter and the basis for the Indemnified Person’s entitlement to indemnification under Section 5.1, Section 13.1 and/or Section 13.2, as the case may be. If the Indemnifying Party does not notify the Party who sent such notice within thirty (30) days from its receipt of such notice that the Indemnifying Party does not dispute such claim for indemnity, the Indemnifying Party shall be deemed to have disputed such claim.
Section 13.4    Seller’s General Liability Limitation. Notwithstanding anything contained to the contrary in this Agreement (other than within this Section 13.4):
(a)    In no event shall Seller’s aggregate liability arising out of or relating to Section 13.2 with respect to a breach by Seller of any representation or warranty, other than the Seller Fundamental Representations and Section 4.1(j) (Taxes), made by Seller in this Agreement exceed an amount equal to twenty-five percent (25%) of the Base Purchase Price;

(b)    Seller shall not be required to indemnify any Person under Section 13.2 with respect to a breach of any representation or warranty, other than the Seller Fundamental Representations and Section 4.1(j) (Taxes), made by Seller in this Agreement unless the aggregate amount which would otherwise be payable by Seller thereunder with respect to all breaches of any such representations and warranties exceeds an amount equal to two percent (2%) of the Base Purchase Price (the “Deductible Amount”), and in such event, Seller shall be responsible for only the amount in excess of the Deductible Amount; and
(c)    Buyer covenants and agrees that it shall use commercially reasonable efforts to mitigate any damages it suffers for which Seller owes it indemnification obligations pursuant to Section 13.2.
Section 13.5    Exclusive Remedy. Seller and Buyer acknowledge and agree that from and after the Closing the indemnification provisions of this ARTICLE XIII are the sole and exclusive remedy of Seller and Buyer for the breach of any representation or warranty or nonfulfillment of any covenant or agreement on the part of Seller or Buyer under this Agreement or confirmed in any certificate delivered pursuant hereto, and Seller does hereby release, acquit and forever discharge all Buyer Indemnified Parties and Buyer does hereby release, acquit, and forever discharge all Seller Indemnified Parties from any such other remedies.
ARTICLE XIV
TERMINATION; REMEDIES
Section 14.1    Termination.
(a)    Termination of Agreement. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:
(i)    By the mutual written consent of Seller and Buyer; or
(ii)    If the Closing has not occurred by 5:00 P.M., Central Standard Time, on the Closing Date (the “Termination Effective Time”), then (A) by Seller if any condition specified in Section 9.1 has not been satisfied on or before the Termination Effective Time, and shall not theretofore have been waived by Seller, or (B) by Buyer if any condition specified in Section 9.2 has not been satisfied on or before the Termination Effective Time, and shall not theretofore have been waived by Buyer; provided, in each case, that the failure to consummate the transactions contemplated hereby on or before such time did not result from the failure by the Party seeking termination of this Agreement to fulfill any undertaking or commitment provided for herein on the part of such Party that is required to be fulfilled on or prior to the Closing.
(b)    Effect of Termination. In the event of termination of this Agreement by Seller, on the one hand, or Buyer, on the other hand, pursuant to Section 14.1(a), written notice thereof shall forthwith be given by the terminating Party to the other Party, and this Agreement shall thereupon terminate, and such termination shall be without liability to either Party, except with respect to any Party who has breached this Agreement; provided, however, Buyer will continue to be bound by its obligations set forth in Article V following such termination. No termination of this Agreement under Section 14.1(a) shall relieve any Party of liability for breach of this Agreement arising prior to such termination. If this Agreement is terminated as provided herein, all filings, applications and other submissions made to any Governmental Authority shall, to the extent practicable, be withdrawn from the Governmental Authority to which they were made.
Section 14.2    Remedies.
(e)    Seller’s Remedies. Notwithstanding anything herein provided to the contrary, if this Agreement is not terminated by Buyer pursuant to Section 14.1(a)(ii)(B) and the conditions to Closing set forth in Section 9.1(a), Section 9.1(b) or Section 9.1(c) are not satisfied, Seller, at its sole option, may (i) enforce specific performance of this Agreement or (ii) terminate this Agreement pursuant to Section 14.1(a)(ii)(A) and, without waiving or releasing Buyer’s obligations under ARTICLE V, pursue whatever remedies may be available to Seller at law or in equity. Without waiving or releasing Buyer from any of its other representations, warranties, covenants and agreements contained herein, specific performance with respect to Section 10.3(b)(iii) shall not require Buyer to make a false statement in the officer’s certificate of Buyer.
(f)    Buyer’s Remedies. Notwithstanding anything herein provided to the contrary, if this Agreement is not terminated by Seller pursuant to Section 14.1(a)(ii)(A) and the conditions to Closing set forth in Section 9.2(a), Section 9.2(b) or Section 9.2(c) are not satisfied, Buyer, at its sole option, may (i) enforce specific performance of this Agreement or (ii) terminate this Agreement pursuant to Section 14.1(a)(ii)(B) and pursue whatever remedies may be available to Buyer at law or in equity. Without waiving or releasing Seller from any of its other representations, warranties, covenants and agreements contained herein, specific performance with respect to Section 10.2(d) shall not require Seller to make a false statement in the officer’s certificate of Seller.
ARTICLE XV
MISCELLANEOUS
Section 15.1    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.
Section 15.2    Notices. Unless otherwise expressly provided in this Agreement, all notices required or permitted hereunder shall be in writing and deemed sufficiently given for all purposes hereof if (a) delivered in person, by courier or by registered or certified United States Mail to the Person to be notified, with receipt obtained, or (b) sent by telecopy, telefax or other facsimile or electronic transmission, with “answer back” or other “advice of receipt” obtained, in each case to the appropriate address or number as set forth below. Each notice shall be deemed effective on receipt by the addressee as aforesaid; provided that, notice received by telex, telecopy, telefax or other facsimile or electronic transmission after 5:00 P.M. at the location of the addressee of such notice shall be deemed received on the first Business Day following the date of such electronic receipt. Notices to Seller shall be addressed as follows:

Quicksilver Resources Inc.
801 Cherry Street, Suite 3700 Unit 19
Fort Worth, Texas 76102
Attention:    John C. Cirone, Executive Vice President and General Counsel

With copy (which shall not constitute notice) to:

Fulbright & Jaworski L.L.P.
Fulbright Tower
1301 McKinney, Suite 5100
Houston, Texas 77010
Attention:    Deborah A. Gitomer

or at such other address or to such other telecopy, telefax or other facsimile or electronic transmission number and to the attention of such other Person as Seller may designate by written notice to Buyer. Notices to Buyer shall be addressed to:
TG Barnett Resources LP
1540 Broadway, Suite 3920
New York, New York 10036

With copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.
1001 Fannin, Suite 2500
Houston, Texas 77002
Attention:    F. B. Cochran III

or at such other address or to such other telecopy, telefax or other facsimile or electronic transmission number and to the attention of such other Person as Buyer may designate by written notice to Seller.
Section 15.3    Governing Law; Venue; Jurisdiction.
(a)    THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW RULES THAT WOULD DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
(b)    The Parties agree that the appropriate, exclusive and convenient forum for any disputes between the Parties arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Houston, Texas, and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and unappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment. Except to the extent that a different determination or finding is mandated due to the applicable law being that of a different jurisdiction, the Parties agree that all judicial determinations or findings by a state or federal court in Houston, Texas, with respect to any matter under this Agreement shall be binding.
(c)    To the extent that either Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 15.3(b).
(d)    EACH PARTY AGREES THAT IT HEREBY IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.
Section 15.4    Entire Agreement. This Agreement, the Appendix, Exhibits and Schedules hereto, and the Confidentiality Agreement contain the entire agreement between the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to herein. The headings herein are for convenience only and shall have no significance in the interpretation hereof.
Section 15.5    Expenses.
(a)    Buyer shall be responsible for all recording, filing or registration fees relating to the filing, recording or registration of any instruments transferring title to Buyer from Seller.
(b)    The transactions described in this Agreement involve the transfer of real estate with tangible personal property, if any, being transferred incidental to such real estate; accordingly, the Parties do not anticipate that any sales, use, transfer, stamp, documentary, registration or similar Taxes will be incurred or imposed with respect to the transfer of the Subject Interests from Seller to Buyer pursuant to this Agreement (collectively, “Transfer Taxes”).  In the event any Transfer Taxes are due, Buyer and Seller shall each bear and pay fifty percent (50%) of such Transfer Taxes.  Seller and Buyer shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.
(c)    Except as otherwise provided in this Agreement, all costs and expenses incurred by each Party hereto in connection with all things required to be done by it hereunder, including attorney’s fees, accountant fees and the expense of title examination, shall be borne by the Party incurring same.

Section 15.6    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, the respective rights and obligations of the Parties shall not be assignable or delegable by any Party without the express written consent of the non-assigning or non-delegating Party.
Section 15.7    Amendments and Waivers. Except as contemplated by Section 8.8, this Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought. Any Party may, only by an instrument in writing, waive compliance by another Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.
Section 15.8    Asset Tax Proration. Seller shall be allocated and bear all Asset Taxes imposed or assessed with respect to the ownership or operation of the Subject Interests for (a) any period ending prior to the Effective Time, (b) in the case of any Asset Tax pertaining to a Straddle Period that is based upon income, sales, revenue, production, or similar items or other Asset Taxes not described in clause (c), the portion of such Asset Taxes attributable to the portion of the Straddle Period ending immediately prior to the Effective Time determined on the basis of an interim closing of the books as of the Effective Time, and (c) in the case of any ad valorem, property, or similar Taxes pertaining to a Straddle Period, the portion of such Asset Taxes determined by multiplying the total amount of such Asset Taxes for such Straddle Period by a fraction, the numerator of which is the number of days in the Straddle Period ending immediately prior to the day that includes the Effective Time and the denominator of which is the number of days in the entire Straddle Period. All Asset Taxes not described in the preceding sentence with respect to the ownership or operation of the Subject Interests arising on or after the Effective Time shall be allocated to and borne by Buyer. To the extent the actual amount of an Asset Tax is not determinable at the time an adjustment is to be made with respect to such Asset Tax pursuant to Sections 3.2 through 3.5, as applicable, (i) Seller and Buyer shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment, and (ii) upon determination of the actual amount of such Asset Tax, Seller shall pay to Buyer, or Buyer shall pay to Seller, as appropriate, any amount necessary to cause each of Seller and Buyer to bear its appropriate share of such Asset Tax as determined pursuant to this Section 15.8.
Section 15.9    Attorneys’ Fees. The prevailing Party in any legal proceeding brought under or to enforce this Agreement shall be additionally entitled to recover court costs and reasonable attorneys’ fees from the non-prevailing Party.
Section 15.10    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 15.11    Appendix, Schedules and Exhibits. The Appendix and all Schedules and Exhibits hereto which are referred to herein are hereby made a part of this Agreement and incorporated herein by such reference.
Section 15.12    Interpretation. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions that this Agreement contemplates. In construing this Agreement:
(a)    examples shall not be construed to limit, expressly or by implication, the matter they illustrate;
(b)    the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;
(c)    a defined term has its defined meaning throughout this Agreement and each Appendix, Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;
(d)    each Exhibit and Schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement (including Appendix A which shall be considered part of the main body of this Agreement) and any Exhibit or Schedule, the provisions of the main body of this Agreement shall prevail;
(e)    the term “cost” includes expense and the term “expense” includes cost; and
(f)    all references to “dollars” or “$” shall be deemed references to United States dollars.
Section 15.13    Agreement for the Parties’ Benefit Only. This Agreement is for the sole benefit of Buyer, Seller and their respective successors and assigns as permitted herein and no other Person shall be entitled to enforce this Agreement, rely on any representation, warranty, covenant or agreement contained herein, receive any rights hereunder or be a third party beneficiary of this Agreement. Any Indemnified Person which is a third Person shall be indemnified and held harmless under the terms of this Agreement only to the extent that a Party expressly elects to exercise such right of indemnity and hold harmless on behalf of such third Person Indemnified Person pursuant to Section 13.3; and no Party shall have any direct liability or obligation to any third Person or be liable to any third Person for any election or non-election or any act or failure to act under or in regard to any term of this Agreement. Any claim for indemnity or hold harmless hereunder on behalf of an Indemnified Person must be made and administered by a Party to this Agreement.

Section 15.14    No Recordation. Without limiting either Party’s right to file suit to enforce its rights under this Agreement, Buyer and Seller expressly covenant and agree not to record or place of record this Agreement or any copy or memorandum hereof.
Section 15.15    Tax Treatment. Seller and Buyer intend and expect that the transactions contemplated by this Agreement and the other agreements required to be executed and delivered by one or both of the Parties under this Agreement, taken together, will be treated, for purposes of federal income taxation and for purposes of certain state income tax laws that incorporate or follow federal income tax principles (“Tax Purposes”), as resulting in the creation of a partnership (the “Tax Partnership”) in which Buyer and Seller are treated as partners. Accordingly, for Tax Purposes (a) the Tax Partnership will be treated from and after Closing as (i) holding (A) 100% of the interests of Buyer and Seller in the Subject Interests and the interests that are retained by Seller in the properties and assets described in Section 2.1 from which the Subject Interests are created, (B) any other upstream oil and gas assets jointly acquired by the Parties, and (C) any cash held in any Tax Partnership Account and (ii) engaging in all activities of the Parties with respect to the aforementioned assets; (b) Seller will be treated as contributing to the Tax Partnership at Closing all of its interests in the Subject Interests and the interests that are retained by Seller in the properties and assets described in Section 2.1 from which the Subject Interests are created and providing its undertaking to fund, when due, the costs and expenses allocable to it under the JOAs entered into pursuant hereto in exchange for an interest in the Tax Partnership; (c) Buyer will be treated as contributing to the Tax Partnership (i) at Closing by deposit into the Closing Cash Account the Base Purchase Price and (ii) the costs and expenses allocable to it under the JOAs entered into pursuant hereto in exchange for an interest in the Tax Partnership; (d) upon any withdrawal by Seller of the Base Purchase Price from the Closing Cash Account, Seller will be treated as receiving a distribution from the Tax Partnership of the withdrawn amount (i) as a reimbursement of Seller’s preformation expenditures with respect to the Subject Interests and the interests that are retained by Seller in the properties and assets described in Section 2.1 from which the Subject Interests are created within the meaning of Treasury Regulations Section 1.707-4(d) to the extent applicable and (ii) in a transaction subject to treatment under Section 707(a) of the Code and its implementing Treasury Regulations as in part a sale, and in part a contribution, of such assets to the Tax Partnership to the extent that Treasury Regulations Section 1.707-4(d) is inapplicable, and (e) from and after its commencement, the Tax Partnership will be treated as realizing all items of income or gain and incurring all items of cost or expense attributable to the ownership, operation or disposition of interests jointly owned by the Parties, notwithstanding that such items are realized, paid or incurred by the Parties individually. The governing terms and conditions of the Tax Partnership (the “Tax Partnership Agreement”) are set forth in the form thereof to be executed at Closing, attached as Exhibit 15.15.
Section 15.16    Value Allocations for Tax Purposes. Buyer and Seller agree that the portion, if any, of the Purchase Price and the Assumed Liabilities that could be treated for federal tax purposes as consideration for a sale transaction pursuant to Section 707(a)(2)(B) of the Code (collectively, the “Allocable Amount”) shall be allocated among the Subject Interests treated as sold to the Tax Partnership for federal and state income tax purposes. The initial draft of such allocations shall be prepared by Seller in a manner consistent with the Allocated Values and Section 15.15 and shall be provided to Buyer concurrently with the delivery of the Final Adjustment Statement. Buyer and

Seller shall then cooperate to prepare a final Schedule of any Allocable Amount among such Subject Interests, which shall also be materially consistent with the Allocated Values (as adjusted, the “Allocation Schedule”). The Allocation Schedule shall be updated to reflect any adjustments to the Allocable Amount. If agreed by the Parties, the allocation of the Allocable Amount shall be reflected on a completed Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), which Form will be timely filed separately by Seller and the Tax Partnership with the Internal Revenue Service pursuant to the requirements of Section 1060(b) of the Code. The procedures of Section 3.5 shall be applied in the event of a dispute in the preparation of the Allocation Schedule. Each Party agrees not to (and to cause the Tax Partnership not to) take any position inconsistent with Section 15.15, this Section 15.16 or the allocations set forth in the Allocation Schedule unless required by applicable Law or with the consent of the other Party.
Section 15.17    Time of Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving notice or taking action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required is given or action taken) shall be the next day which is a Business Day.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties on the day first above written.

SELLER: QUICKSILVER RESOURCES INC., a Delaware corporation By: /s/ Thomas F. Darden Thomas F. Darden Chairman
BUYER: TG BARNETT RESOURCES LP, a Texas limited partnership By: TGBI 2. LLC, its General Partner By: TOKYO GAS AMERICA LTD., its Sole Member By: /s/ Tsuneaki Nakamura Tsuneaki Nakamura Director

Signature Page to
Purchase and Sale Agreement

APPENDIX A
Attached to and made part of that certain
Purchase and Sale Agreement dated March 28, 2013,
by and between Quicksilver Resources Inc., as “Seller”, and
TG Barnett Resources LP, as “Buyer”

DEFINITIONS

“Action” shall mean any action, suit or other proceeding by or before any Governmental Authority or any arbitration proceeding before any arbitral tribunal.
“Adjusted Purchase Price” shall be as defined in Section 3.5.
“Adjustment Period” shall mean the time period beginning at the Effective Time and ending at 7:00 A.M. (local time) on the Closing Date.
“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly (through one or more intermediaries or otherwise) Controls, is Controlled by, or is under common Control with the first Person. No Person shall be deemed an Affiliate of any Person by reason of the exercise or existence of rights, interests or remedies under this Agreement.
“Agreed Rate” shall mean an annual rate of interest equal to the lesser of (i) a rate equal to the one month London Inter-Bank Offer Rate (as published in the Wall Street Journal) plus an additional three (3) percentage points and (ii) the maximum amount of interest permitted to be charged under Law.
“Agreement” shall be as defined in the Preamble.
“Aggregate Defect Deductible” shall be as defined in Section 6.7(a).
“Allocable Amount” shall be as defined in Section 15.16.
“Allocated Values” shall be as defined in Section 3.6.
“Allocation Schedule” shall be as defined in Section 15.16.
“Arbitrator” shall be as defined in Section 6.8(b).
“Asset Taxes” shall mean ad valorem, property, excise, severance, production, sales, use, or similar Taxes based upon the operation or ownership of the Subject Interests or the production of Hydrocarbons therefrom, but excluding, for the avoidance of doubt, (i) Income Taxes and (ii) Transfer Taxes.
“Assets” shall be as defined in Section 2.1.

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“Assigned FT Interests” shall be as defined in Section 7.4(f).
“Assignment” shall be as defined in Section 8.3.
“Assumed Liabilities” shall mean all Covered Liabilities arising out of or attributable to the ownership, use, construction, maintenance or operation of the Subject Interests on or after the Effective Time.
“Award Amount” shall be as defined in Section 6.8(b).
“Base Purchase Price” shall be as defined in Section 3.1.
“Business Day” shall mean any day that is not a Saturday, Sunday or legal holiday recognized by the United States of America.
“Buyer” shall be as defined in the Preamble.
“Buyer Indemnified Parties” shall mean Buyer, Buyer’s Affiliates and each of Buyer’s and its Affiliate’s respective past, present and future directors, officers, employees, consultants, agents and other representatives.
“Buyer Specified Account” shall be as defined in Section 3.5.
“Buyer’s Knowledge” shall mean the actual knowledge (excluding any imputed or implied knowledge of any kind) of any fact, circumstance or condition by the persons listed in Schedule A-2.
“Claim Notice” shall be as defined in Section 13.3(a).
“Closing” shall mean the consummation of the transactions contemplated by ARTICLE X.
“Closing Cash Account” shall be as defined in Section 3.4.
“Closing Date” shall be as defined in Section 10.1.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” shall be as defined in Section 5.2.
“Contracts” shall be as defined in Section 2.1(i).
“Control” shall mean the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; and “Controlled by” and “Controlling” have the meaning correlative thereto.
“Covered Liabilities” shall mean any and all debts, losses, liabilities, duties, claims (including those arising out of any demand, assessment, settlement, judgment or compromise relating to any actual or threatened Action), Taxes, costs and expenses (including any attorneys’ fees and any and all expenses whatsoever incurred in investigating, preparing or defending any

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Action), matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, including any of the foregoing arising under, out of or in connection with any Action, any order or consent decree of any Governmental Authority, any award of any arbitrator, or any Law, contract, commitment or undertaking.
“Cure Period” shall be as defined in Section 6.6.
“Decrease Amount” shall be as defined in Section 3.5.
“Deductible Amount” shall be as defined in Section 13.4(b).
“Defect Adjustment Amount” shall be as defined in Section 6.7(a).
“Defect Adjustment Date” shall be as defined in Section 6.7(a).
“Defect Notice Time” shall be as defined in Section 6.5(a).
“Defensible Title” shall mean, respectively as to the Hydrocarbon Interests included in the Subject Interests and related to a particular Property Subdivision, title to such Hydrocarbon Interests that, except for Permitted Encumbrances: (a) entitles Seller to receive not less than the applicable Net Revenue Interest specified for such Property Subdivision in Part II of Exhibit A; (b) obligates Seller to bear the costs and expenses attributable to the maintenance, development, and operation of such Property Subdivision in an amount not greater than the Working Interest specified for such Property Subdivision in Part II of Exhibit A; and (c) is free and clear of all Liens and other encumbrances.
“Deferred Adjustment Claim” shall be as defined in Section 6.8(a).
“Deferred Matters Date” shall be as defined in Section 6.8(a).
“Development Agreement” shall be as defined in Section 10.2(h).
“Dispute Notice” shall be as defined in Section 3.5.
“Effective Time” shall be as defined in Section 2.1.
“Election Period” shall be as defined in Section 13.3(a).
“Environmental Defect” shall be as defined in Section 6.4.
“Environmental Defect Amount” shall be as defined in Section 6.4.
“Environmental Defect Notice” shall be as defined in Section 6.5(c).
“Environmental Laws” shall mean all Laws pertaining to the prevention of pollution, remediation of contamination, protection of the environment and natural resources, and restoration of environmental quality, including the following federal statutes and the regulations promulgated thereunder: (a) the Comprehensive Environmental Response, Compensation and Liability Act of

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1980; (b) the Emergency Planning and Community Right-to-Know Act; (c) the Resource Conservation and Recovery Act; (d) the Clean Air Act; (e) the Clean Water Act; (f) the Safe Drinking Water Act; (g) the Oil Pollution Act; and (h) the Toxic Substances Control Act; and any state or local laws and regulations similar thereto, as each of the foregoing has been amended and is in effect on the Closing Date.
“Environmental Permits” shall be as defined in Section 4.1(m)(ii).
“Equipment” shall be as defined in Section 2.1(f).
“Excluded Assets” shall be as defined in Section 2.2.
“FERC” shall be as defined in Section 7.4(f).
“Final Adjustment Statement” shall be as defined in Section 3.5.
“Final Adjustment Statement Date” shall be as defined in Section 3.5.
“Firm Transportation Agreements” shall be as defined in Section 7.4(f).
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” shall mean (a) the United States of America, (b) any state, county, municipality or other governmental subdivision within the United States of America, (c) any court or any governmental department, commission, board, bureau, agency or other instrumentality of the United States of America or of any state, county, municipality or other governmental subdivision within the United States of America, and (d) any other federal, state, county, municipal, tribal government or other governmental or quasi-governmental body, agency, authority, department, court, tribunal, commission, board, bureau, ministry or other instrumentality of any of them (whether within the United States of America or otherwise).
“Hazardous Materials” means any waste, substance, product, or other material (whether solid, liquid, gas or mixed), which is or becomes identified, listed, published, or defined as a hazardous substance, hazardous waste, hazardous material, toxic substance, radioactive material, solid waste, pollutant, containment, oil, or petroleum waste, or which is otherwise regulated or restricted under any Environmental Law.
“Hedge Agreement” means any and all transactions, agreements or documents now existing or hereafter entered into, which provide for an interest rate, credit or commodity swap, cap, floor, collar, or any combination of, or option with respect to, these or similar transactions.
“Hydrocarbon Interests” shall mean (a) mineral servitudes and leases affecting, relating to or covering any Hydrocarbons in place and the leasehold interests and estates in the nature of working or operating interests under such leases, as well as overriding royalties, net profits interests, production payments, carried interests, rights of recoupment and other interests in, under or relating to such leases, (b) fee interests in Hydrocarbons in place, (c) royalty interests in Hydrocarbons in place, (d) any other interest in Hydrocarbons in place, (e) any economic or contractual rights, options

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or interests in and to any of the foregoing, including any sublease, farmout or farmin agreement or production payment affecting any interest or estate in Hydrocarbons in place, and (f) any and all rights and interests attributable or allocable thereto by virtue of any pooling, unitization, communitization, production sharing or similar agreement, order or declaration.
“Hydrocarbons” shall mean oil, gas, casinghead gas, coal bed methane, condensate and other gaseous and liquid hydrocarbons or any combination thereof, sulphur extracted from hydrocarbons and all other lease substances.
“Imbalance” shall mean any imbalance at the wellhead between the amount of Hydrocarbons produced from a well and allocable to the interests of Sellers therein and the shares of production from the relevant well to which any Seller is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.
“Income Taxes” shall mean any income, capital gains, franchise and similar Taxes.
“Increase Amount” shall be as defined in Section 3.5.
“Indebtedness” means, without duplication, with respect to Seller and its Affiliates insofar as binding on the Subject Interests, the outstanding principal amount of, accrued and unpaid interest on, discounts and fees on and any other payment obligations of Seller insofar as relating to the Subject Interests existing under any and all of the following, whether or not contingent: (i) indebtedness for borrowed money, (ii) obligations evidenced by notes, bonds, debentures or any other contractual arrangements, including any guarantees or other commitments or obligations by which Seller assures a creditor against loss, (iii) amounts payable as deferred purchase price for property or services, (iv) obligations to fund any entity or joint venture, and (v) obligations of Seller as lessee under leases that are recorded as capital leases in accordance with either the past practices of Seller or GAAP consistently applied.
“Indemnified Claim” shall be as defined in Section 13.3(a).
“Indemnified Person” shall be as defined in Section 13.3.
“Indemnifying Party” shall be as defined in Section 13.3.
“Initial Adjustment Amount” shall be as defined in Section 3.3.
“Initial Seller Carry Amount” shall be as defined in Section 3.4.
“JOA” and “JOAs” shall each be as defined in Section 10.2(c).
“JOA Expenses” shall mean any amounts due or payable by a party under any joint operating agreement or other agreement in connection with the Subject Interests.
“Lands” shall be as defined in Section 2.1(a).
“Leases” shall be as defined in Section 2.1(a).

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“Law” shall mean any applicable statute, law, ordinance, regulation, rule, ruling, order, restriction, requirement, writ, injunction, decree or other official act of or by any Governmental Authority.
“Lien” shall mean any lien, mortgage, pledge, or security interest.
“Material Adverse Effect” shall mean any result, consequence, condition or matter which (a) materially adversely (x) affects the value of the Subject Interests, taken as a whole, or (y) impairs the ability of Seller to own, hold, develop and operate the Subject Interests, taken as a whole, or (b) impairs, prevents or materially delays Seller’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided that the following shall not be deemed to constitute a Material Adverse Effect: any effect resulting from (i) any change in economic, industry, financial, market or political conditions (whether general or regional in nature or limited to any area where any Subject Interests are located), (ii) any change in Law, regulatory policy or accounting rules, except to the extent that such change in Law prohibits, severely restricts or significantly increases the cost of any currently used techniques for drilling, completion and fracking operations, (iii) entering into this Agreement or the announcement of the transactions contemplated by this Agreement or (iv) any change arising in connection with any natural disasters, hostilities, acts of war, sabotage or terrorism.
“Material Contract” shall mean, to the extent binding upon the Subject Interests and Buyer’s ownership thereof or operations with respect thereto from and after Closing, any contract or agreement which is one or more of the following types:
(a)    Any contract or agreement with any Affiliate of Seller;
(b)    Any contract or agreement for the sale, purchase, exchange, processing, marketing, transportation or other disposition of Hydrocarbons which is not cancelable without penalty on sixty (60) days or less prior written notice;
(c)    Any tax partnership agreement;
(d)    Any contract or agreement that creates any area of mutual interest or similar provision with respect to the Subject Interests or contains any restrictions on the ability of Seller or its assigns to compete with any other Person;
(e)    Any contract or agreement for the lease or rental to Seller of compressors which is not cancellable without penalty on sixty (60) days or less prior written notice; or
(f)    Any contract or agreement for Indebtedness;
(g)    Any joint operating agreement, exploration agreement, development agreement, participation agreement or similar agreement to which Seller is a party and which relates to one or more Property Subdivisions and covers 1,000 or more Net Acres;

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(h)    Any contract or agreement that contains any rights allowing a third party to participate in any sales or purchases of any of the Subject Interests that are triggered by or applicable to the transactions contemplated by this Agreement; and
(i)    Except for (i) Subject Interests, (ii) operating, unitization, pooling and communitization agreements and (iii) contracts and agreements described in clauses (a) through (h) above, any contract or agreement that could reasonably be expected to result in aggregate payments by, or revenues to, Seller of more than $1,000,000 during the current or any subsequent calendar year.
“Net Acre” shall mean, as calculated separately with respect to each Property Subdivision, (a) the number of gross acres in the lands covered by such Property Subdivision, multiplied by (b) the lessor’s undivided percentage interest in oil, gas or other minerals covered by such Property Subdivision in such lands, multiplied by (c) Seller’s Working Interest in such Property Subdivision; provided, that if items (b) and/or (c) vary as to different areas of such lands (including depths) covered by such Property Subdivision, a separate calculation in accordance herewith shall be performed for each such area as if it were a separate Property Subdivision.
“Net Revenue Interest” shall mean an interest (expressed as a percentage or decimal fraction) in and to all oil and gas produced and saved from or attributable to a Property Subdivision.
“Non-Operated Assets” shall be as defined in Section 4.1(f).
“Operated Assets” shall be as defined in Section 4.1(f).
“Party” and “Parties” shall be as defined in the Preamble.
“Permits” shall be as defined in Section 4.1(f).
“Permitted Encumbrances” shall mean any of the following matters:
(a)    All agreements, instruments, documents, Liens and other encumbrances or matters which are described in Schedule A-1 to the extent they do not, as to a particular Property Subdivision, operate to reduce Seller’s Net Revenue Interest or increase Seller’s Working Interest (without at least a proportionate corresponding increase in Seller’s Net Revenue Interest) in such Property Subdivision as specified in Part II of Exhibit A;
(b)    Any (i) undetermined or inchoate Lien or charges constituting or securing the payment of expenses which were incurred incidental to maintenance, development, production or operation of the Subject Interests or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein and (ii) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ or other similar Lien, security interests or charges for liquidated amounts arising in the ordinary course of business incidental to construction, maintenance, development, production or operation of the Subject Interests or the production or processing of Hydrocarbons therefrom, that are not delinquent and that will be paid in the ordinary course of business or, if delinquent, that are being contested in good faith;

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(c)    Any Lien for Taxes not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business;
(d)    Any liens or security interests created by Law or reserved in oil, gas and/or mineral leases for royalty, bonus or rental or for compliance with the terms of the Subject Interests;
(e)    All Transfer Requirements and Preference Rights;
(f)    Any easements, rights-of-way, servitudes, permits, licenses, surface leases and other rights with respect to operations to the extent such matters do not interfere in any material respect with Seller’s operation of the portion of the Subject Interests burdened thereby;
(g)    All royalties, overriding royalties, net profits interests, carried interests, reversionary interests and other burdens to the extent that the effect of such burdens, individually or in the aggregate, as to a particular Property Subdivision, does not operate to reduce Seller’s Net Revenue Interest or increase Seller’s Working Interest (without at least a proportionate corresponding increase in Seller’s Net Revenue Interest) in such Property Subdivision as specified in Part II of Exhibit A;
(h)    All Liens, encumbrances, contracts, agreements, instruments, obligations, defects, irregularities and other matters affecting any Subject Interest which (i) individually or in the aggregate are not such as to interfere materially with the operation, value or use of such Subject Interest and (ii) do not, as to a particular Property Subdivision, operate to reduce Seller’s Net Revenue Interest or increase Seller’s Working Interest (without at least a proportionate corresponding increase in Seller’s Net Revenue Interest) in such Property Subdivision as specified in Part II of Exhibit A;
(i)    Any encumbrance, title defect or other matter (whether or not constituting a Title Defect) cured by Seller or waived or deemed waived by Buyer pursuant to ARTICLE VI;
(j)    All Laws and all rights reserved to or vested in any Governmental Authority (i) to control or regulate any Subject Interest in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Subject Interests; (iii) to use any Subject Interest in a manner which does not materially impair the use or value of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Subject Interests to any Governmental Authority with respect to any franchise, grant, license or permit;
(k)    The terms and conditions of the Subject Interests and all contracts and agreements relating to the Subject Interests, including exploration agreements, gas sales contracts, processing agreements, farmins, farmouts, operating agreements, area of mutual interest agreements, and right-of-way agreements, to the extent such terms and conditions do not, as to a particular Property Subdivision, operate to reduce Seller’s Net Revenue Interest or increase Seller’s Working Interest (without at least a proportionate corresponding increase in Seller’s Net Revenue Interest) in such Property Subdivision as specified in Part II of Exhibit A;

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(l)    Excepting circumstances where such rights have already been triggered, rights of reassignment requiring notice and/or the reassignment (or granting an opportunity to receive a reassignment) of a leasehold interest to the holders of such reassignment rights prior to surrendering or releasing such leasehold interest; and
(m)    All consents and approvals of or filings with applicable Governmental Authorities in connection with assignments of the Subject Interests if the same are customarily sought after such assignment.
“Person” shall mean any Governmental Authority or any individual, firm, partnership, corporation, limited liability company, association, joint venture, trust, unincorporated organization or other entity or organization.
“Policies” shall be as defined in Section 4.1(aa).
“Preference Property” shall be as defined in Section 7.3.
“Preference Right” shall mean any right or agreement that enables or may enable any Person to purchase or acquire any Subject Interest or any interest therein or portion thereof as a result of or in connection with (a) the sale, assignment, encumbrance or other transfer of any Subject Interest or any interest therein or portion thereof or (b) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.
“Preliminary Adjustment Statement” shall be as defined in Section 3.3.
“Preliminary Purchase Price” shall be as defined in Section 3.4.
“Properties” shall be as defined in Section 2.1(e).
“Property Subdivision” shall mean each well or other subdivision of property described or referenced in Part II of Exhibit A.
“Records” shall be as defined in Section 2.1(j).
“Remediation” or “Remediate” means investigation, assessment, characterization, delineation, monitoring, sampling, analysis, removal action, remedial action, response action, corrective action, mitigation, treatment or cleanup of Hazardous Materials or other similar actions as required by any applicable Environmental Laws with respect to soil, land surface, groundwater, sediment, surface water, the ambient environment or subsurface strata or otherwise for the protection of human health and the environment.
“Reserve Report” shall mean that certain reserve report prepared by PetroTechnical Services, Division of Schlumberger Technology Corporation dated February 15, 2013.
“Retained Liabilities” shall mean any and all (i) Covered Liabilities (other than Covered Liabilities attributable to Taxes) arising out of or attributable to the ownership, use, construction, maintenance or operation of (A) the Subject Interests before the Effective Time, and (B) the Excluded

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Assets (other than any Contract that is the subject of Section 7.4(e)); and (ii) Covered Liabilities arising out of or attributable to (A) Income Taxes imposed on Seller, any of Seller’s Affiliates or any combined, consolidated or unitary group of which Seller or any of its Affiliates is or was a member prior to the Closing Date, (B) Asset Taxes allocable to Seller pursuant to Section 15.8 (taking into account, and without duplication of such Asset Taxes effectively borne by Seller as a result of Purchase Price adjustments made pursuant to Sections 3.2 through 3.5 and/or any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 15.8), (C) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets, and (D) any other Taxes not described in clauses (ii)(A) through (C), above, imposed on or with respect to the ownership, use, construction, maintenance or operation of the Subject Interests for any tax period (or portion thereof) ending before the Effective Time.
“Retained Subject Interests” shall be as defined in Section 7.4(b).
“Seller” shall be as defined in the Preamble.
“Seller Fundamental Representations” shall be as defined in Section 11.3.
“Seller Indemnified Parties” shall mean Seller, Seller’s Affiliates and each of Seller’s and its Affiliate’s respective past, present and future directors, officers, employees, consultants, agents and other representatives.
“Seller’s Knowledge” shall mean the actual knowledge (excluding any imputed or implied knowledge of any kind) of any fact, circumstance or condition by the persons listed in Schedule A-3.
“Straddle Period” shall mean any tax period beginning before and ending on or after the Effective Time.
“Subject Interests” shall be as defined in Section 2.1.
“Surface Contracts” shall be as defined in Section 2.1(g).
“Tax” means (a) all taxes, assessments, fees, unclaimed property and escheat obligations, and other charges of any kind whatsoever imposed by any Governmental Authority, including any federal, state, local and/or foreign income tax, franchise tax, gross receipts tax, production tax, severance tax, value added tax, withholding tax, windfall profits tax, ad valorem tax, personal property tax, real property tax, sales tax, use tax, transfer tax, excise tax, stamp tax, motor vehicle tax, capital stock tax, occupation tax, payroll tax, employment tax, unemployment tax, disability tax, alternative or add-on minimum tax and estimated tax, (b) any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with any item described in clause (a), and (c) any liability in respect of any item described in clauses (a) or (b) above, that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of participation in a consolidated, combined or unitary Tax Return) or otherwise.
“Tax Partnership” shall be as defined in Section 15.15.

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“Tax Partnership Account” means any deposit account identified or otherwise treated as being an asset of the Tax Partnership, with all interest accruing thereto reportable under the Tax Partnership’s taxpayer identification number, and shall include, without limitation, the Closing Cash Account.
“Tax Partnership Agreement” shall be as defined in Section 15.15.
“Tax Purposes” shall be as defined in Section 15.15.
“Tax Return” shall mean any return, report, election, declaration, statement, information return, schedule, or other document (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Asset Taxes or the administration of any laws, regulations or administrative requirements relating to any Asset Taxes or any amendment thereof.
“Termination Effective Time” shall be as defined in Section 14.1(a)(ii).
“Title Credit” shall be as defined in Section 6.3(a).
“Title Credit Amount” shall be as defined in Section 6.3(b).
“Title Credit Notice” shall be as defined in Section 6.5(b).
“Title Defect” shall be as defined in Section 6.2(a).
“Title Defect Amount” shall be as defined in Section 6.2(b).
“Title Defect Notice” shall be as defined in Section 6.5(a).
“Title Defect Property” shall be as defined in Section 6.2(b).
“Transfer Requirement” shall mean any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Subject Interest or any interest therein other than those customarily obtained from or made or complied with any Governmental Authority following the closing in transactions of this nature.
“Transfer Taxes” shall be as defined in Section 15.5(b).
“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.
“Units” shall be as defined in Section 2.1(d).
“Wells” shall be as defined in Section 2.1(b).

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“Working Interest” shall mean the percentage of costs and expenses attributable to the maintenance, development and operation of a Property Subdivision.

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